Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 11 DATED NOVEMBER 15, 2017
TO THE PROSPECTUS DATED APRIL 26, 2017

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2017, as supplemented by Supplement No. 1 dated April 26, 2017, Supplement No. 2 dated May 1, 2017, Supplement No. 3 dated May 17, 2017, Supplement No. 4 dated June 1, 2017, Supplement No. 5 dated July 3, 2017, Supplement No. 6 dated August 1, 2017, Supplement No. 7 dated August 15, 2017, Supplement No. 8 dated September 5, 2017, Supplement No. 9 dated October 3, 2017 and Supplement No. 10 dated November 1, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•an update to the valuation of our properties;
•an update to the "Experts" section of our prospectus;
•the limit on redemptions pursuant to our share redemption plan for the fourth quarter of 2017; and
•our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

Valuation of Properties

The estimated market values of our office, retail, industrial and multifamily properties as of September 30, 2017 were $94,800,000, $39,600,000, $24,900,000 and $29,600,000, respectively.

Experts

The following disclosure is added to the “Experts” section of our prospectus.

The amount of the estimated market values of our real properties as of September 30, 2017 presented on page 1 of this Supplement No. 11 under the section “Valuation of Properties” has been reviewed by Altus Group U.S. Inc., an independent valuation firm, and is included in this Supplement No. 11 given the authority of such firm as experts in property valuations and appraisals. Altus Group U.S. Inc. will not calculate or be responsible for our daily NAV per share for any class of our shares.

Share Redemption Plan Limit

For the quarter ended December 31, 2017, the limit for redemptions pursuant to our share redemption plan is $7,075,930.

Quarterly Report on Form 10-Q

The prospectus is hereby supplemented with the following Quarterly Report on Form 10-Q, excluding exhibits, for the period ended September 30, 2017 that was filed with the SEC on November 13, 2017, a copy of which is attached to this Supplement No. 11 as Appendix A.

Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 10-Q
_________________________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2017
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____

Commission file number 000-55598
__________________________________________
RREEF Property Trust, Inc.
(Exact name of registrant as specified in its charter)
__________________________________________

Maryland	45-4478978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 Park Avenue, 26th Floor, New York, NY 10154	(212) 454-6260
(Address of principal executive offices; zip code)	(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
 ________________________________________________________________________
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of November 8, 2017, the registrant had 3,690,317 shares of Class A common stock, $.01 par value, outstanding, 4,236,482 shares of Class I common stock, $.01 par value, outstanding, 51,267 shares of Class T common stock, $.01 par value, outstanding, and no shares of Class D common stock, $.01 par value, or Class N common stock, $.01 par value, outstanding.

RREEF PROPERTY TRUST, INC.
QUARTERLY REPORT ON FORM 10-Q
For the Quarter Ended September 30, 2017

PART I
FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
RREEF PROPERTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2017 (unaudited)	December 31, 2016
ASSETS
Investment in real estate assets:
Land	$37,238,612	$37,238,612
Buildings and improvements, less accumulated depreciation of $10,411,016 and $7,224,763, respectively	93,106,965	96,237,173
Furniture, fixtures and equipment, less accumulated depreciation of $192,470 and $124,752, respectively	266,252	270,260
Acquired intangible lease assets, less accumulated amortization of $14,567,142 and $11,703,672, respectively	22,228,192	25,091,662
Total investment in real estate assets, net	152,840,021	158,837,707
Investment in marketable securities	9,805,875	8,609,212
Total investment in real estate assets and marketable securities, net	162,645,896	167,446,919
Cash and cash equivalents	2,439,900	1,493,256
Receivables, net of allowance for doubtful accounts of $17,591 and $1,133, respectively	2,331,274	1,857,590
Deferred leasing costs, net of amortization of $158,651 and $47,159, respectively	1,872,484	1,872,817
Prepaid and other assets	1,561,021	1,518,865
Total assets	$170,850,575	$174,189,447
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit, net	$64,310,016	$64,677,532
Mortgage loans payable, net	27,245,600	27,219,106
Accounts payable and accrued expenses	1,216,262	2,409,307
Due to affiliates	4,469,259	4,844,917
Note to affiliate, net of unamortized discount of $1,545,600 and $1,652,108, respectively	7,404,400	7,297,892
Acquired below market lease intangibles, less accumulated amortization of $2,918,015 and $2,623,139, respectively	5,765,740	6,060,616
Distributions payable	248,375	239,897
Other liabilities	1,130,826	1,168,665
Total liabilities	111,790,478	113,917,932
Stockholders' Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Class A common stock, $0.01 par value; 200,000,000 shares authorized; 3,684,816 and 3,646,919 issued and outstanding, respectively	36,848	36,469
Class I common stock, $0.01 par value; 200,000,000 shares authorized; 4,181,651 and 3,780,836 issued and outstanding, respectively	41,816	37,809
Class T common stock, $0.01 par value; 250,000,000 shares authorized; 37,675 and 4,043 issued and outstanding, respectively	377	40
Class D common stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Class N common stock, $0.01 par value; 300,000,000 shares authorized; none issued	—	—
Additional paid-in capital	84,574,878	79,994,729
Deficit	(26,101,787)	(20,302,983)
Accumulated other comprehensive income	507,965	505,451
Total stockholders' equity	59,060,097	60,271,515
Total liabilities and stockholders' equity	$170,850,575	$174,189,447
The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Rental and other property income	$3,819,417	$4,811,868	$11,400,901	$11,310,771
Tenant reimbursement income	540,528	298,642	1,608,351	938,783
Investment income on marketable securities	84,836	100,314	205,692	364,643
Total revenues	4,444,781	5,210,824	13,214,944	12,614,197
Expenses
General and administrative expenses	407,787	484,966	1,272,533	1,594,622
Property operating expenses	1,446,432	1,196,943	4,093,912	3,760,305
Advisory fees	623,670	445,066	1,128,071	869,794
Acquisition related expenses	—	158,762	—	158,762
Depreciation	1,085,483	920,562	3,253,971	2,740,942
Amortization	933,854	2,946,851	2,794,203	5,860,724
Total operating expenses	4,497,226	6,153,150	12,542,690	14,985,149
Operating (loss) income	(52,445)	(942,326)	672,254	(2,370,952)
Interest expense	(910,512)	(541,561)	(2,622,446)	(1,657,922)
Net realized (loss) gain on sale of marketable securities	(25,389)	243,689	22,407	372,736
Net loss	$(988,346)	$(1,240,198)	$(1,927,785)	$(3,656,138)

Basic and diluted net loss per share of Class A common stock	$(0.12)	$(0.17)	$(0.24)	$(0.54)
Basic and diluted net loss per share of Class I common stock	$(0.13)	$(0.18)	$(0.26)	$(0.55)
Basic and diluted net loss per share of Class T common stock	$(0.10)	$(0.22)	$(0.22)	$(0.59)

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(988,346)	$(1,240,198)	$(1,927,785)	$(3,656,138)
Other comprehensive (loss) income:
Reclassification of previous unrealized loss (gain) on marketable securities into net realized gain (loss)	25,389	(243,689)	(22,407)	(372,736)
Unrealized (loss) gain on marketable securities	(37,393)	(342,239)	24,921	321,914
Total other comprehensive (loss) income	(12,004)	(585,928)	2,514	(50,822)
Comprehensive loss	$(1,000,350)	$(1,826,126)	$(1,925,271)	$(3,706,960)

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)

	Preferred Stock		Class A Common Stock		Class I Common Stock		Class T Common Stock		Class D Common Stock		Class N Common Stock		Additional Paid-in Capital	Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balance, December 31, 2016	—	$—	3,646,919	$36,469	3,780,836	$37,809	4,043	$40	—	$—	—	$—	$79,994,729	$(20,302,983)	$505,451	$60,271,515
Issuance of common stock	—	—	147,071	1,471	591,874	5,919	37,658	377	—	—	—	—	10,527,048	—	—	10,534,815
Issuance of common stock through the distribution reinvestment plan	—	—	71,022	710	50,749	506	17	—	—	—	—	—	1,637,540	—	—	1,638,756
Redemption of common stock	—	—	(180,196)	(1,802)	(241,808)	(2,418)	(4,043)	(40)	—	—	—	—	(5,746,912)	—	—	(5,751,172)
Distributions to investors	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,871,019)	—	(3,871,019)
Dealer - manager fees	—	—	—	—	—	—	—	—	—	—	—	—	(386,723)	—	—	(386,723)
Other offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(1,450,804)	—	—	(1,450,804)
Comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,927,785)	2,514	(1,925,271)
Balance, September 30, 2017	—	$—	3,684,816	$36,848	4,181,651	$41,816	37,675	$377	—	$—	—	$—	$84,574,878	$(26,101,787)	$507,965	$59,060,097

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(1,927,785)	$(3,656,138)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,253,971	2,740,942
Net realized gain on sale of marketable securities	(22,407)	(372,736)
Amortization of intangible lease assets and liabilities	2,680,086	4,110,016
Amortization of deferred financing costs	358,978	257,159
Allowance for doubtful accounts	16,458	27,726
Straight line rent	(450,710)	(210,205)
Amortization of discount on note to affiliate	106,508	174,610
Changes in assets and liabilities:
Receivables	77,291	49,593
Deferred leasing costs	(93,211)	(156,475)
Prepaid and other assets	(32,156)	(152,468)
Accounts payable and accrued expenses	(1,164,539)	706,810
Other liabilities	(31,977)	(156,867)
Due to affiliates	87,094	342,288
Net cash provided by operating activities	2,857,601	3,704,255
Cash flows from investing activities:
Investment in real estate and related assets	—	(33,761,415)
Improvements to real estate assets	(119,755)	(74,935)
Investment in marketable securities	(12,161,827)	(9,456,559)
Proceeds from sale of marketable securities	10,997,483	10,355,353
Net cash used in investing activities	(1,284,099)	(32,937,556)
Cash flows from financing activities:
Proceeds from line of credit	3,250,000	36,100,000
Proceeds from mortgage loans payable	—	14,500,000
Repayments of line of credit	(3,950,000)	(28,000,000)
Proceeds from issuance of common stock	10,353,815	23,050,771
Payment of offering costs	(2,305,716)	(4,178,368)
Repayment of note to affiliate	—	(250,000)
Distributions to investors	(3,862,541)	(3,277,931)
Redemption of common stock	(5,751,172)	(9,460,625)
Common stock issued through the distribution reinvestment plan	1,638,756	1,368,305
Deferred financing costs	—	(322,007)
Net cash (used in) provided by financing activities	(626,858)	29,530,145
Net increase in cash and cash equivalents	946,644	296,844
Cash and cash equivalents, beginning of period	1,493,256	1,936,870
Cash and cash equivalents, end of period	$2,439,900	$2,233,714

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)
(Unaudited)

	Nine Months Ended September 30,
Supplemental Disclosures of Non-Cash Investing and Financing Activities:	2017	2016
Distributions declared and unpaid	$248,375	$218,600
Unrealized gain/(loss) on marketable securities	2,514	(50,822)
Purchases of marketable securities not yet paid	60,460	786,477
Proceeds from sale of marketable securities not yet received	30,480	65,643
Proceeds from issuance of common stock not yet received	189,575	—
Discount on note to affiliate	—	1,861,880
Accrued offering costs not yet paid	907,648	687,257

Supplemental Cash Flow Disclosures:
Interest paid	$2,091,318	$1,164,346

In connection with the purchase of investments in real estate and related assets, the Company also assumed certain non-real estate assets and liabilities:
Purchase price	$—	$34,000,000
Prepaid and other assets assumed	—	(7,055)
Other liabilities assumed	—	(231,530)
Investment in real estate and related assets	$—	$33,761,415

The accompanying notes are an integral part of these consolidated financial statements.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017
(Unaudited)

NOTE 1 — ORGANIZATION
RREEF Property Trust, Inc. (the “Company”) was formed on February 7, 2012 as a Maryland corporation and has elected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Substantially all of the Company's business is conducted through RREEF Property Operating Partnership, LP, the Company's operating partnership (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership. RREEF Property OP Holder, LLC (the “OP Holder”), a wholly-owned subsidiary of the Company, is the limited partner of the Operating Partnership. As the Company completes the settlement for purchase orders for shares of its common stock in its continuous public offering, it will continue to transfer substantially all of the proceeds to the Operating Partnership.
The Company was organized to invest primarily in a diversified portfolio consisting primarily of high quality, income-producing commercial real estate located in the United States, including, without limitation, office, industrial, retail and multifamily properties (“Real Estate Properties”). Although the Company intends to invest primarily in Real Estate Properties, it also intends to acquire common and preferred stock of REITs and other real estate companies (“Real Estate Equity Securities”) and debt investments backed principally by real estate (“Real Estate Loans” and, together with Real Estate Equity Securities, “Real Estate-Related Assets”).
On January 3, 2013, the Securities and Exchange Commission ("SEC") declared effective the Company's registration statement on Form S-11 (File No. 333-180356), filed under the Securities Act of 1933, as amended (the "Initial Registration Statement"). On May 30, 2013, RREEF America L.L.C., a Delaware limited liability company (“RREEF America”), the Company's sponsor and advisor, purchased $10,000,000 of the Company's Class I common stock, $0.01 par value per share ("Class I Shares"), and the Company’s board of directors authorized the release of the escrowed funds to the Company, thereby allowing the Company to commence operations.

On January 15, 2016, the Company filed articles supplementary to its articles of incorporation to add a newly-designated Class D common stock, $0.01 par value per share ("Class D Shares"). On January 20, 2016, the Company commenced a private offering of up to a maximum of $350,000,000 in Class D Shares (the "Private Offering," and together with the Follow-On Public Offering (defined below), the "Offerings").

On July 12, 2016, the SEC declared effective the Company's registration statement on Form S-11 (File No. 333-208751), filed under the Securities Act of 1933, as amended (the "Registration Statement"). Pursuant to the Registration Statement, the Company is offering for sale up to $2,100,000,000 of shares of its Class A common stock, $0.01 par value per share ("Class A Shares"), Class I Shares, and Class T common stock, $0.01 par value per share ("Class T Shares"), in its primary offering and up to $200,000,000 of Class A Shares, Class I Shares, Class N common stock, $0.01 par value per share ("Class N Shares") and Class T Shares pursuant to its distribution reinvestment plan, to be sold on a "best efforts" basis for the Company's follow-on public offering (the "Follow-On Public Offering"). The Company's initial public offering terminated upon the commencement of the Follow-On Public Offering.

Class T Shares contain a conversion feature whereby upon the occurrence of a specified event (generally related to a Class T stockholder's account having incurred a maximum of 8.5% of underwriting compensation), Class T Shares owned in a shareholder's Class T account for a given offering will automatically convert to Class N Shares.
Shares of the Company’s common stock are sold at the Company’s net asset value (“NAV”) per share, plus, for Class A, T and D Shares only, applicable selling commissions. Each class of shares may have a different NAV per share because of certain class-specific fees. NAV per share is calculated by dividing the NAV at the end of each business day for each class by the number of shares outstanding for that class on such day.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

The Company's NAV per share for its Class A, Class I and Class T Shares is posted to the Company's website at www.rreefpropertytrust.com after the stock market close each business day. Additionally, the Company's NAV per share for its Class A, Class I and Class T Shares is published daily via NASDAQ's Mutual Fund Quotation System under the symbols ZRPTAX, ZRPTIX and ZRPTTX for its Class A Shares, Class I Shares and Class T Shares, respectively.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), the authoritative reference for U.S. generally accepted accounting principles (“GAAP”). There have been no significant changes to the Company's significant accounting policies during the nine months ended September 30, 2017. The interim financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 is unaudited. In our opinion, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Organization and Offering Costs

Organizational expenses and other expenses which do not qualify as offering costs are expensed as incurred. Offering costs are those costs incurred by the Company, RREEF America and its affiliates on behalf of the Company which relate directly to the Company’s activities of raising capital in the Offerings, preparing for the Offerings, the qualification and registration of the Offerings and the marketing and distribution of the Company’s shares. This includes, but is not limited to, accounting and legal fees, including the legal fees of the dealer manager for the public offerings, costs for registration statement amendments and prospectus supplements, printing, mailing and distribution costs, filing fees, amounts to reimburse RREEF America as the Company’s advisor or its affiliates for the salaries of employees and other costs in connection with preparing supplemental sales literature, amounts to reimburse the dealer manager for amounts that it may pay to reimburse the bona fide due diligence expenses of any participating broker-dealers supported by detailed and itemized invoices, telecommunication costs, fees of the transfer agent, registrars, trustees, depositories and experts, the cost of educational conferences held by the Company (including the travel, meal and lodging costs of registered representatives of any participating broker-dealers) and attendance fees and cost reimbursement for employees of affiliates to attend retail seminars conducted by broker-dealers. Offering costs will be paid from the proceeds of the Offerings. These costs will be treated as a reduction of the total proceeds. Total organization and offering costs incurred by the Company with respect to a particular Offering will not exceed 15% of the gross proceeds from such particular Offering. In addition, the Company will not reimburse RREEF America or the dealer manager for any underwriting compensation (a subset of organization and offering costs) which would cause the Company’s total underwriting compensation to exceed 10% of the gross proceeds from the primary portion of a particular offering.

Included in offering costs are (1) distribution fees paid on a trailing basis at the rate of (a) 0.50% per annum on the NAV of the outstanding Class A Shares, and (b) 1.00% per annum for approximately three years on the NAV of the outstanding Class T Shares, and (2) dealer manager fees paid on a trailing basis at the rate of 0.55% per annum on the NAV of the outstanding Class A and Class I Shares (collectively, the "Trailing Fees"). The Trailing Fees are computed daily based on the respective NAV of each share class as of the beginning of each day and paid monthly. However, at each reporting date, the Company accrues an estimate for the amount of Trailing Fees that ultimately may be paid on the outstanding shares. Such estimate reflects the Company's assumptions for certain variables, including future redemptions, share price appreciation and the total gross proceeds raised or to be raised during each Offering. In addition, the estimated accrual for future Trailing Fees as of a given reporting date may be reduced by

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

the aforementioned limits on total organization and offering costs and total underwriting compensation. Changes in this estimate will be recorded prospectively as an adjustment to additional paid-in capital. As of September 30, 2017 and December 31, 2016, the Company has accrued $2,349,798 and $2,352,711, respectively, in Trailing Fees to be payable in the future, which was included in due to affiliates on the consolidated balance sheets.

Net Earnings or Loss Per Share

Net earnings or loss per share is calculated using the two-class method. The two-class method is utilized when an entity (1) has different classes of common stock that participate differently in net earnings or loss, or (2) has issued participating securities, which are securities that participate in distributions separately from the entity’s common stock. Pursuant to the advisory agreement between the Company and its advisor (see Note 7), the advisor may earn a performance component of the advisory fee which is calculated separately for each class of common stock which therefore may result in a different allocation of net earnings or loss to each class of common stock. From the Company’s inception through September 30, 2017, the Company has not issued any participating securities.

Concentration of Credit Risk

As of September 30, 2017 and December 31, 2016, the Company had cash on deposit at multiple financial institutions which were in excess of federally insured levels. The Company limits significant cash holdings to accounts held by financial institutions with a high credit standing. Therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.
As of September 30, 2017 and 2016, the Company owned four office properties, two retail properties and one industrial property with a total of nineteen tenants and one student housing property with 316 beds. Percentages of gross rental revenues by property and tenant representing more than 10% of the Company's total gross rental revenues (rental and other property income and tenant reimbursement income) for the three and nine months ended September 30, 2017 and 2016 are shown below.

	Percent of actual gross rental revenues
Property	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Flats at Carrs Hill, Athens, GA	17.7%	17.4%
Loudoun Gateway, Sterling, VA	16.7%	17.3%
Allied Drive, Dedham, MA	15.7%	16.2%
Terra Nova Plaza, Chula Vista, CA	13.0%	12.5%
Anaheim Hills Office Plaza, Anaheim, CA	12.9%	12.6%
Commerce Corner, Logan Township, NJ	10.6%	10.4%
Total	86.6%	86.4%

	Percent of actual gross rental revenues
Tenant	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Orbital ATK Inc. - Loudoun Gateway	16.7%	17.3%
New England Baptist Hospital - Allied Drive	13.4%	13.7%
Total	30.1%	31.0%

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

	Percent of actual gross rental revenues
Property	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Terra Nova Plaza, Chula Vista, CA	42.4%	26.0%
Loudoun Gateway, Sterling VA	13.7%	18.4%
Flats at Carrs Hill, Athens GA	13.7%	17.3%
Anaheim Hills Office Plaza, Anaheim CA	10.4%	13.0%
Commerce Corner, Logan Township, NJ	8.4%	10.7%
Total	88.6%	85.4%

	Percent of actual gross rental revenues
Tenant	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
The Sports Authority, Inc - Terra Nova Plaza [1]	37.1%	19.2%
Orbital ATK Inc. -Loudoun Gateway	13.7%	18.4%
Total	50.8%	37.6%
1 On March 2, 2016, The Sports Authority, Inc., a tenant at Terra Nova Plaza, declared bankruptcy. On June 29, 2016, Dick's Sporting Goods, Inc. won the right at auction to assume and/or negotiate a new lease for the space occupied by The Sports Authority, Inc. On September 2, 2016, the Company entered into a 10-year lease with Dick's Sporting Goods, Inc. for the space previously occupied by The Sports Authority, Inc. On September 26, 2016, the lease with Dick's Sporting Goods, Inc. was formally approved by the court administering the bankruptcy proceedings of The Sports Authority, Inc., at which time Dick's Sporting Goods, Inc. became the tenant, effectively terminating the lease with The Sports Authority, Inc. In connection therewith, all outstanding receivables related to The Sports Authority, Inc., including $315,548 of accounts receivable and $228,208 of deferred rent receivable which were previously reserved, were fully written off. In addition, the Company also fully amortized the remaining acquired intangible lease assets and acquired below market lease intangible related to The Sports Authority, Inc. lease, the effect of which added approximately $1,898,000 to amortization expense and approximately $1,499,000 to rental and other property income on the Company's consolidated statement of operations for the three and nine months ended September 30, 2016. The additional acquired below market lease revenue of $1,499,000is included in the concentration tables above.

The Company's tenants representing more than 10% of in-place annualized base rental revenues as of September 30, 2017 and 2016 were as follows:

	Percent of in-place annualized base rental revenues as of
Tenant	September 30, 2017	September 30, 2016
Orbital ATK Inc. - Loudoun Gateway	18.7%	19.7%
New England Baptist Hospital - Allied Drive	10.7%	11.7%
Total	29.4%	31.4%

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-01, Financial Statements - Overall (Subtopic 825-10) - Recognition and Measurement of Financial

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Assets and Financial Liabilities. ASU 2016-01 amends the guidance on the classification and measurement of financial instruments. Although ASU 2016-01 retains many current requirements, it significantly revises an entity’s accounting related to investments in equity securities, excluding those accounted for under the equity method of accounting or those that result in consolidation of the investee. Under ASU 2016-01, investments in equity securities that fall within the scope of ASU 2016-01 will be measured at fair value, with changes in fair value recognized in net earnings. Since the Company's inception, it has accounted for its investments in equity securities as available for sale securities, with unrealized changes in fair value recognized in other comprehensive income or loss. ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective on January 1, 2018. Upon adoption, the Company will be required to record the amount of net unrealized gain or loss on its investments in marketable securities as of December 31, 2017 in earnings via a cumulative effect adjustment.

In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows, (Topic 230): Classification of Cash Receipts and Cash Payments, which identifies the principles for the classification of eight specific types of cash flow with the objective of providing specific guidance on these specified cash flows. The cash flows that may be pertinent to the Company in the future include debt prepayment or debt extinguishment costs, contingent consideration of payments made after a business combination, proceeds from the settlement of insurance claims and distributions received. In addition, ASU 2016-15 also specifies the classification of cash flows for payments made under zero-coupon debt instruments, such as the Company's note to affiliate on its consolidated balance sheet as of September 30, 2017. During the year ended December 31, 2016, the Company made one payment of $250,000 to its advisor under the note to affiliate. Under ASU 2016-15, the portion of such payment representing the imputed interest expense, which was $91,726, would be included in cash flows from operating activities. Under current GAAP, the entire payment of $250,000 was reported as a financing activity. ASU 2016-15 will become effective on January 1, 2018. Upon adoption, ASU 2016-15 must be applied retrospectively, implying that prior periods presented should be adjusted to conform to ASU 2016-15, unless to do so would be impracticable. Aside from the reclassification related to the aforementioned payment to RREEF America under the note to affiliate, the Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements.

In January 2017, FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, the intent of which is to assist entities with evaluating whether transactions should be accounted for as acquisitions (and dispositions) of assets or businesses. Under the current implementation guidance, real estate has broadly been interpreted to be a business, which requires, among other things, that acquisition related costs be expensed at the time of acquisition. The amendments in ASU 2017-01 provide a screen to determine when a set of identifiable assets is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. Generally, a real estate asset and its related leases will be considered a single identifiable asset and therefore will not meet the definition of a business. If the real estate and related leases in an acquisition are determined to be an asset and not a business, then the acquisition related costs would be capitalized onto the balance sheet. ASU 2017-01 is effective on January 1, 2018. Adoption of ASU 2017-01 is not expected to have an impact on the Company's consolidated financial statements, but may affect transactions in real estate that occur after adoption.

In May 2014, FASB issued ASU 2014-09, Revenue From Contracts With Customers. ASU 2014-09 requires entities to recognize revenue in their financial statements in a manner that depicts the transfer of the promised goods or services to its customers in an amount that reflects the consideration to which the entity is entitled at the time of transfer of those goods or services. As a result, the amount and timing of revenue recognition may be affected. However, certain types of contracts are excluded from the provisions of ASU 2014-09, including leases. Other types of real estate related contracts, such as for dispositions or development of real estate, will be impacted by ASU 2014-09. In addition, ASU 2014-09 requires additional disclosures regarding revenue recognition. ASU 2014-09, as amended, becomes effective on January 1, 2018. Upon adoption, ASU 2014-09 must be applied retrospectively either (a) to each prior reporting period presented, or (b) with a cumulative effect adjustment. The Company intends to adopt ASU 2014-09 via a cumulative effect adjustment in the period of adoption. The Company is still evaluating the impact of ASU 2014-09 on its consolidated financial statements but currently does not expect adoption of ASU 2014-09 to have a material impact.

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In February 2016, FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessors to identify the lease and non-lease components contained within each lease. Common area maintenance reimbursements within a real estate lease under ASU 2016-02 are considered a non-lease component and as such, would have to be evaluated under the revenue recognition guidance of ASU 2014-09. However, based on recent interpretations, for real estate leases in place at the date of adoption of ASU 2016-02, common area maintenance reimbursements will continue to be accounted for under the current guidance of ASC Topic 840 until such leases expire or are amended. Accordingly, only real estate leases entered into after the date of adoption of ASU 2016-02 would require an evaluation of the common area maintenance reimbursements as non-lease components under ASU 2014-09. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. As of September 30, 2017, the Company is not a lessee under any lease contracts. As of September 30, 2017, all of the Company's leases are classified as operating leases, and it is expected that such leases will continue to be classified as operating leases under ASU 2016-02. The Company intends to adopt ASU 2016-02 when it is effective on January 1, 2019. The Company is still evaluating the impact of ASU 2016-02 on its consolidated financial statements but currently does not expect adoption of ASU 2016-02 to have a material impact.

Correction of Immaterial Error

During 2017, the Company identified an immaterial presentation and disclosure error related to net loss per share.  Previously, the Company had not been applying the two-class method for reporting net loss per share.  The Company has determined that reporting net loss per share under the two-class method is appropriate.  The net loss per share disclosed on the Company’s consolidated statements of operations for the three and nine months ended September 30, 2017 and 2016 has been presented using the two-class method for each class of common stock which had shares outstanding for the periods presented.  The net loss per share for the three and nine months ended September 30, 2016 were previously calculated without the use of the two-class method and were reported as net losses per share of $0.18 and $0.54, respectively, for all classes of outstanding shares combined. Note 9 within this quarterly report on Form 10-Q discloses the application of the two-class method, including the calculation of net loss per share for each class of common stock which had shares outstanding during the relevant periods.

NOTE 3 — FAIR VALUE MEASUREMENTS
Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity's own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value

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measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The Company's investments in marketable securities are valued using Level 1 inputs as the securities are publicly traded on major stock exchanges.
FASB ASC 825-10-65-1 requires the Company to disclose fair value information for all financial instruments for which it is practicable to estimate fair value, whether or not recognized in the consolidated balance sheets. Fair value of lines of credit and mortgage loans payable is determined using Level 2 inputs and a discounted cash flow approach with an interest rate and other assumptions that approximate current market conditions. The carrying amount of the Company's line of credit, exclusive of deferred financing costs, approximated its fair value of $64,500,000 and $65,200,000 at September 30, 2017 and December 31, 2016, respectively. The Company estimated the fair value of the Company's mortgage loans payable at $26,652,137 and $25,942,141 as of September 30, 2017 and December 31, 2016, respectively.
The fair value of the Company's note to affiliate is determined using Level 3 inputs and a discounted cash flow approach with an interest rate and other assumptions that estimate current market conditions. The Company has estimated the fair value of its note to affiliate at approximately $2,600,000 as of September 30, 2017 and December 31, 2016.
The Company's financial instruments, other than those referred to above, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, accounts and other receivables and accounts payable. The carrying amounts of these assets and liabilities in the consolidated balance sheets approximate their fair value.

NOTE 4 — REAL ESTATE INVESTMENTS
The Company acquired no real estate property during the nine months ended September 30, 2017 and one real estate property during the three and nine months ended September 30, 2016. The Company's rental and other property income for the three and nine months ended September 30, 2017 and 2016 is comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Rental revenue	$3,714,023	$3,084,073	$10,836,073	$9,121,649
Straight line revenue	67,638	149,178	450,710	438,413
Above- and below-market lease amortization, net	63,878	1,578,617	191,634	1,750,709
Lease incentive amortization	(26,122)	—	(77,516)	—
Rental and other property income	$3,819,417	$4,811,868	$11,400,901	$11,310,771

On September 27, 2016, the Company acquired Allied Drive, a two-story, 64,127 square foot medical office building located in Dedham, Massachusetts. The purchase price for this acquisition was $34,000,000, exclusive of closing costs. The Company funded the acquisition with cash on hand and by borrowing $32,400,000 from the Company's line of credit with Wells Fargo Bank. Of the $32,400,000 borrowed, $13,136,600 was from existing borrowing capacity on previously acquired properties, and $19,263,400 was allocated to Allied Drive.

All leases at the Company's properties have been classified as operating leases. The Company allocated the purchase price of the Company's properties acquired during the nine months ended September 30, 2016 as follows:

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2016 Acquisition
Allied Drive
Land	$5,483,925
Building and improvements	19,807,646
Acquired in-place leases	8,861,624
Acquired above-market leases	2,022
Acquired below-market leases	(155,217)
Total purchase price	$34,000,000

The Company recorded revenues and net income related to the properties acquired during the three and nine months ended September 30, 2016 as follows:

Three and Nine Months Ended September 30, 2016
Revenues	$20,592
Net loss	(177,393)
The Company's estimated revenues and net loss, on a pro forma basis, as if the acquisition of Allied Drive was completed on January 1, 2015, for the three and nine months ended September 30, 2016 are as follows:

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Revenues	$5,818,589	$14,437,492
Net loss	(1,185,122)	(3,887,293)

NOTE 5 — MARKETABLE SECURITIES
The following is a summary of the Company's marketable securities held as of September 30, 2017 and December 31, 2016, which consisted entirely of publicly-traded shares of common stock in REITs as of each date. All marketable securities held as of September 30, 2017 and December 31, 2016 were available-for-sale securities and none were considered impaired on an other-than-temporary basis.

	September 30, 2017	December 31, 2016
Marketable securities—cost	$9,297,910	$8,103,761
Unrealized gains	656,128	652,417
Unrealized losses	(148,163)	(146,966)
Net unrealized gain	507,965	505,451
Marketable securities—fair value	$9,805,875	$8,609,212

Upon the sale of a particular security, the realized net gain or loss is computed assuming the shares with the highest cost are sold first. During the three months ended September 30, 2017 and 2016, marketable securities sold generated proceeds of $3,030,317 and $4,548,731, respectively, resulting in gross realized gains of $110,632 and $405,650, respectively, and gross realized losses of $136,021 and $161,961, respectively. During the nine months ended September 30, 2017 and 2016, marketable securities sold generated proceeds of $10,943,630 and

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$10,403,385, respectively, resulting in gross realized gains of $480,574 and $808,071, respectively, and gross realized losses of $458,167 and $435,335, respectively.

NOTE 6 — NOTES PAYABLE
Wells Fargo Line of Credit

On March 6, 2015, the Company, as guarantor, and the wholly-owned subsidiaries of the Operating Partnership, as co-borrowers, entered into a secured revolving line of credit arrangement (the “Wells Fargo Line of Credit”) pursuant to a credit agreement with Wells Fargo Bank, National Association, as administrative agent, and other lending institutions that may become parties to the credit agreement. The Wells Fargo Line of Credit has a three-year term set to mature on March 6, 2018 with two one-year extension options exercisable by the Company upon satisfaction of certain conditions and payment of applicable extension fees. Each one-year extension is exercisable between 45 and 120 days prior to the then scheduled maturity. Subject to then current market conditions, the Company plans to extend the line of credit prior to the maturity date using available cash flow to meet the requirements for extension. The interest rate under the Wells Fargo Line of Credit is based on the 1-month LIBOR with a spread of 170 to 190 basis points depending on the debt yield as defined in the agreement. In addition, the Wells Fargo Line of Credit has a maximum capacity of $100,000,000 and is expandable by the Company up to a maximum capacity of $150,000,000 upon satisfaction of specified conditions. Each requested expansion must be for at least $25,000,000 and may result in the Wells Fargo Line of Credit being syndicated. As of September 30, 2017 and December 31, 2016, the outstanding balance was $64,500,000 and $65,200,000, respectively, and the weighted average interest rate was 2.93% and 2.40%, respectively.

At any time, the borrowing capacity under the Wells Fargo Line of Credit is based on the lesser of (1) an amount equal to 65% of the aggregate value of the properties in the collateral pool as determined by lender appraisals, (2) an amount that results in a minimum debt yield of 11% based on the in-place net operating income of the collateral pool as defined, or (3) the maximum capacity of the Wells Fargo Line of Credit. Proceeds from the Wells Fargo Line of Credit can be used to fund acquisitions, redeem shares pursuant to the Company's redemption plan and for any other corporate purpose. As of September 30, 2017 and December 31, 2016, the Company's maximum borrowing capacity was $80,357,195 and $65,800,970, respectively.

The Wells Fargo Line of Credit agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including that there must be at least five properties in the collateral pool at all times and that the collateral pool must also meet specified concentration provisions, unless waived by the lender. In addition, the Company, as guarantor, must meet tangible net worth hurdles. The Company was in compliance with all financial covenants as of September 30, 2017 and December 31, 2016.

Nationwide Life Insurance Loan

On March 1, 2016, RPT Flats at Carrs Hill, LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a credit agreement with Nationwide Life Insurance Company (the "Nationwide Loan"). Proceeds of $14,500,000 obtained from the Nationwide Loan were used to repay outstanding balances under the Wells Fargo Line of Credit, thereby releasing The Flats at Carrs Hill from the Wells Fargo Line of Credit. The Nationwide Loan is a secured, fully non-recourse loan with a term of ten years with no extension options. The Nationwide Loan carries a fixed interest rate of 3.63% and requires monthly interest-only payments of $43,862 during the entire term.

Hartford Life Insurance Loan

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On December 1, 2016, RPT 1109 Commerce Boulevard, LLC, a wholly-owned subsidiary of the Operating Partnership, entered into a credit agreement with Hartford Life Insurance Company (the "Hartford Loan"). Proceeds of $13,000,000 obtained from the Hartford Loan were used to repay outstanding balances under the Wells Fargo Line of Credit, thereby releasing Commerce Corner from the Wells Fargo Line of Credit. The Hartford Loan is a secured, fully non-recourse loan with a term of seven years with no extension options. The Hartford Loan carries a fixed interest rate of 3.41% with interest-only payments for the first 24 months of the term, then principal and interest payments for the remainder of the term based upon a 30-year amortization schedule.

The following is a reconciliation of the carrying amount of the of the Wells Fargo Line of Credit and mortgage loans payable as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Line of credit	$64,500,000	$65,200,000
Deduct: Deferred financing costs, less accumulated amortization	(189,984)	(522,468)
Line of credit, net	$64,310,016	$64,677,532

Mortgage loans payable	$27,500,000	$27,500,000
Deduct: Deferred financing costs, less accumulated amortization	(254,400)	(280,894)
Mortgage loans payable, net	$27,245,600	$27,219,106

NOTE 7 — RELATED PARTY ARRANGEMENTS

Advisory Agreement

RREEF America is entitled to compensation and reimbursements in connection with the management of the Company's investments in accordance with an advisory agreement between RREEF America and the Company (the "Advisory Agreement"). The Advisory Agreement has a one-year term and is renewable annually upon the review and approval of the Company's board of directors, including the approval of a majority of the Company's independent directors. The Advisory Agreement has a current expiration date of January 20, 2019. There is no limit to the number of terms for which the Advisory Agreement can be renewed.
Fees

Under the Advisory Agreement, RREEF America can earn an advisory fee split between two components as described below.

1.
The fixed component accrues daily in an amount equal to 1/365th of 1.0% of the NAV of the outstanding shares of each class of common stock for such day. The fixed component of the advisory fee is payable monthly in arrears.

2.
The performance component is calculated for each class of common stock on the basis of the total return to stockholders and is measured by the total distributions per share declared to such class plus the change in the NAV per share for such class. For any calendar year in which the total return per share allocable to a class exceeds 6% per annum, RREEF America will receive 25% of the excess total return allocable to that class; provided, however, that in no event will the performance component exceed 10% of the aggregate total return allocable to such class for such year. The performance component earned by RREEF America for each class is subject to certain other adjustments which do not apply unless the NAV per share is below $12.00 per share. The performance component is payable annually in arrears.

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The performance component is calculated daily on a year-to-date basis by reference to a proration of the per annum hurdle as of the date of calculation. Any resulting performance component as of a given date is deducted from the published NAV per share for such date. At each interim balance sheet date, the Company considers the estimated performance component that is probable to be due as of the end of the current calendar year in assessing whether the calculated performance component as of the interim balance sheet date meets the threshold for recognition in accordance with GAAP in the Company's consolidated financial statements. The ultimate amount of the performance component as of the end of the current calendar year, if any, may be more or less than the amount recognized by the Company as of September 30, 2017 and will depend on a variety of factors, including but not limited to, the performance of the Company's investments, interest rates, capital raise and redemptions. The Company considers the estimated performance component as of December 31, 2017 to be sufficiently probable to warrant recognition of the calculated performance component as of September 30, 2017 in the Company's consolidated financial statements. The fixed component earned by RREEF America, and the calculated performance component, for the three and nine months ended September 30, 2017 and 2016, are shown below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Fixed component	$270,369	$233,596	$774,770	$658,324
Performance component	353,301	211,470	353,301	211,470
	$623,670	$445,066	$1,128,071	$869,794

Expense Reimbursements

Under the Advisory Agreement, RREEF America is entitled to reimbursement of certain costs incurred by RREEF America or its affiliates that were not incurred under the Expense Support Agreement, as described below. Costs eligible for reimbursement, if they were not incurred under the Expense Support Agreement, include most third-party operating expenses, salaries and related costs of RREEF America's employees who perform services for the Company (but not those employees for which RREEF America earns a separate fee or those employees who are executive officers of the Company) and travel related costs for RREEF America's employees who incur such costs on behalf of the Company. Reimbursement payments to RREEF America are subject to the limitations described below under "Reimbursement Limitations."

For the three months ended September 30, 2017 and 2016, RREEF America incurred $63,329 and $55,836 of reimbursable operating expenses, respectively, that were subject to reimbursement under the Advisory Agreement. For the nine months ended September 30, 2017 and 2016, RREEF America incurred $204,819 and $215,763 of reimbursable operating expenses, respectively, that were subject to the terms and conditions of the Advisory Agreement. As of September 30, 2017 and December 31, 2016, the Company had a payable to RREEF America of $76,210 and $72,200, respectively, of operating expenses reimbursable under the Advisory Agreement.

Organization and Offering Costs

Under the Advisory Agreement, RREEF America agreed to pay all of the Company’s organization and offering costs incurred through January 3, 2013. In addition, RREEF America agreed to pay certain of the Company’s organization and offering costs from January 3, 2013 through January 3, 2014 that were incurred in connection with certain offering related activities. In total, RREEF America incurred $4,618,318 of these costs (the “Deferred O&O”) on behalf of the Company from the Company’s inception through January 3, 2014. Pursuant to the Advisory Agreement, the Company began reimbursing RREEF America monthly for the Deferred O&O on a pro rata basis over 60 months beginning in January 2014. However, if the Advisory Agreement is terminated by RREEF America, then the unpaid balance of the Deferred O&O is payable to RREEF America within 30 days. For the three months ended September 30, 2017 and 2016, the Company reimbursed RREEF America $232,686 and $232,686, respectively. For the nine months ended September 30, 2017 and 2016, the Company reimbursed RREEF America $690,473 and $693,001, respectively.

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The amount of Deferred O&O payable to RREEF America is shown below.

	September 30, 2017	December 31, 2016
Total Deferred O&O	$4,618,318	$4,618,318
Cumulative reimbursements made to RREEF America	(3,457,416)	(2,766,943)
Remaining Deferred O&O reimbursable to RREEF America	$1,160,902	$1,851,375

Expense Support Agreement
Pursuant to the terms of the expense support agreement, as most recently amended on January 20, 2016 (the "Expense Support Agreement"), RREEF America agreed to defer reimbursement of certain expenses related to the Company's operations that RREEF America has incurred that are not part of the Deferred O&O described above and, therefore, are in addition to the Deferred O&O amount (the “Expense Payments”). The Expense Payments include organization and offering costs and operating expenses as described above under the Advisory Agreement. RREEF America incurred these expenses until the earlier of (i) the date the Company raised $200,000,000 in aggregate gross proceeds from the Offerings or (ii) the date upon which the aggregate Expense Payments by RREEF America exceed $9,200,000. Through December 31, 2015, the Company had incurred a total of $9,200,000 in Expense Payments in addition to the $4,618,318 of Deferred O&O noted above. The balance of $9,200,000 in Expense Payments consisted of $3,775,369 in organization and offering costs related to the Company's initial public offering, $195,450 of offering costs for the Private Offering and $5,229,181 in operating expenses.
As the maximum amount of Expense Payments has been reached, the Company is no longer eligible to receive Expense Payments from RREEF America and has not received any Expense Payments since December 31, 2015. In addition, under the Expense Support Agreement, RREEF America agreed to defer reimbursement of Expense Payments until the first calendar quarter of the first calendar year that follows the earlier of (1) the quarter in which the Company surpasses $200,000,000 in aggregate gross proceeds from the Offering or (2) the date upon which the aggregate Expense Payments by RREEF America exceed $9,200,000. Pursuant to this provisions, reimbursement of the Expense Payments was triggered in January 2016, for which the Company would reimburse RREEF America $250,000 per quarter (the "Quarterly Reimbursement").
The Quarterly Reimbursements were scheduled to continue until RREEF America was fully repaid for all Expense Payments. In accordance with the quarterly reimbursement schedule, the Company's obligation to reimburse RREEF America represented a non-interest bearing note due to RREEF America ("Note to Affiliate") which is subject to the imputation of interest. In accordance therewith, as of January 1, 2016, the Company recorded a discount on the Note to Affiliate equal to the difference between the $9,200,000 face amount and the present value of the contractual reimbursements using an estimated market interest rate of 5.0%. The Company estimated the market interest rate based on how an independent market participant would evaluate the note in addition to considering other financing options available to the Company. The amount of the Quarterly Reimbursement is subject to adjustment in amount or timing as described in the Expense Support Agreement. However, the provisions altering the amount or timing of the Quarterly Reimbursement are contingent on future events not within the Company's control and which cannot be reasonably estimated. Accordingly, these contingencies were not considered in determining the present value of the Note to Affiliate as of January 1, 2016. As of January 1, 2016, the Company recorded a discount on the Note to Affiliate in the amount of $1,861,880 which was to be amortized to interest expense over the contractual reimbursement period using the effective interest method. For the three months ended March 31, 2016, the Company made one payment of $250,000 to RREEF America.
On April 25, 2016, the Company and RREEF America entered into a letter agreement that amended certain provisions of the Advisory Agreement and the Expense Support Agreement (the "Letter Agreement"). The Letter Agreement provides, in part, that the Company's obligations to reimburse RREEF America for Expense Payments under the Expense Support Agreement are suspended until the first calendar month following the month in which the Company has reached $500,000,000 in offering proceeds from the offerings (the "ESA Commencement Date"). The Company currently owes $8,950,000 to RREEF America under the Expense Support Agreement. Beginning the

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September 30, 2017
(Unaudited)

month following the ESA Commencement Date, the Company will make monthly reimbursement payments to RREEF America in the amount of $416,667 for the first 12 months and $329,166 for the second 12 months, subject to monthly reimbursement payment limitations described in the Letter Agreement. The execution of the Letter Agreement represented a modification of the Note to Affiliate, and as such, the unamortized discount on the Note to Affiliate as of April 25, 2016 is instead being amortized over the estimated repayment period pursuant to the Letter Agreement. In accordance therewith, the Company is amortizing the remaining discount using an interest rate of 1.93%. For the three months ended September 30, 2017 and 2016, the Company amortized $35,675 and $34,992, respectively, of the discount on the Note to Affiliate into interest expense. For the nine months ended September 30, 2017 and 2016, the Company amortized $106,508 and $174,610, respectively, of the discount on the Note to Affiliate into interest expense.
In addition, pursuant to the Letter Agreement, if RREEF America is serving as the Company's advisor at the time that the Company or the Operating Partnership undertakes a liquidation, the Company's remaining obligations to reimburse RREEF America for the unpaid Deferred O&O under the Advisory Agreement and the unreimbursed Expense Payments under the Expense Support Agreement shall be waived.

Dealer Manager Agreement

Effective July 1, 2016, the Company and the Operating Partnership terminated the amended and restated dealer manager agreement, dated as of January 26, 2016, with SC Distributors, Inc. On July 1, 2016, the Company and its Operating Partnership entered into a new dealer manager agreement (the "Dealer Manager Agreement") with Deutsche AM Distributors, Inc., an affiliate of the Company's sponsor and advisor (the "Dealer Manager"). The Dealer Manager Agreement governs the distribution by the Dealer Manager of the Company’s Class A Shares, Class I Shares, Class N Shares and Class T Shares in the Follow-On Public Offering and any subsequent registered public offering. In connection with the ongoing Trailing Fees to be paid in the future, the Company and the Dealer Manager entered into an agreement whereby the Company will pay to the Dealer Manager the Trailing Fees that are attributable to the Company's shares issued in the Company's initial public offering that remain outstanding. In addition, the Company is obligated to pay to the Dealer Manager Trailing Fees that are attributable to the Company's shares issued in the Follow-On Public Offering. As of September 30, 2017 and December 31, 2016, the Company has accrued $62,943 and $60,514, respectively, in Trailing Fees currently payable to the Dealer Manager, and $2,349,798 and $2,352,711, respectively, in Trailing Fees estimated to become payable in the future to the Dealer Manager, both of which are included in due to affiliates on the consolidated balance sheets. We also pay the Dealer Manager upfront selling commissions and upfront dealer manager fees in connection with our Offerings, as applicable. For the three and nine months ended September 30, 2017, the Dealer Manager earned upfront selling commissions and upfront dealer manager fees totaling $41,466 and $76,700, respectively. For the three months ended September 30, 2016, which were the first three months of the engagement of the Dealer Manager, the Dealer Manager earned upfront selling commissions and upfront dealer manager fees totaling $3,641.

Under the Dealer Manager Agreement, the Company is obligated to reimburse the Dealer Manager for certain offering costs incurred by the Dealer Manager on the Company's behalf, including but not limited to broker-dealer sponsorships, attendance fees for retail seminars conducted by broker-dealers, and travel costs for certain personnel of the Dealer Manager who are dedicated to the distribution of the Company's shares of common stock. For the three and nine months ended September 30, 2017, the Dealer Manager incurred $80,000 and $228,203, respectively, in such costs on behalf of the Company. For the three months ended September 30, 2016, which were the first three months of the engagement of the Dealer Manager, the Dealer Manager incurred $96,235 in such costs on behalf of the Company. As of September 30, 2017 and December 31, 2016, the Company had payable to the Dealer Manager $378,335 and $150,132, respectively, of such costs which was included in due to affiliates on the consolidated balance sheets.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

Reimbursement Limitations

Organization and Offering Costs
The Company will not reimburse RREEF America under the Advisory Agreement or the Expense Support Agreement and will not reimburse the Dealer Manager under the Dealer Manager Agreement for any organization and offering costs which would cause the Company's total organization and offering costs with respect to a public offering to exceed 15% of the gross proceeds from such public offering. Further, the Company will not reimburse RREEF America or the Dealer Manager for any underwriting compensation (a subset of organization and offering costs) which would cause the Company's total underwriting compensation with respect to a public offering to exceed 10% of the gross proceeds from the primary portion of such public offering. The Company raised $102,831,442 in gross proceeds from its initial public offering that ended on June 30, 2016. A summary of the Company's total organization and offering costs for its initial public offering is shown below.

	Deferred O&O - RREEF America	Expense Payments - O&O Portion	Other organization and offering costs (1)	Total organization and offering costs
Balance, September 30, 2017 and December 31, 2016	$4,618,318	$3,775,369	$7,031,029	$15,424,716
(1) Includes $1,517,149 and $2,010,409 of estimated accrued Trailing Fees payable in the future as of September 30, 2017 and December 31, 2016, respectively.

As of September 30, 2017, in the Follow-On Public Offering, the Company had raised $19,461,166 in gross proceeds and incurred total organization and offering costs of $2,807,881, including estimated accrued Trailing Fees payable in the future of $832,649.
Operating Expenses
Pursuant to the Company’s charter, the Company may reimburse RREEF America, at the end of each fiscal quarter, for total operating expenses incurred by RREEF America, whether under the Expense Support Agreement or otherwise. However, commencing with the quarter ended June 30, 2014, the Company may not reimburse RREEF America at the end of any fiscal quarter for total operating expenses (as defined in the Company’s charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company's assets for that period (the “2%/25% Guidelines”). Notwithstanding the foregoing, the Company may reimburse RREEF America for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended September 30, 2017, total operating expenses of the Company were $3,166,863 which did not exceed the amount prescribed by the 2%/25% Guidelines.
Due to Affiliates and Note to Affiliate
In accordance with all the above, as of September 30, 2017 and December 31, 2016, the Company owed its affiliates the following amounts:

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

	September 30, 2017	December 31, 2016
Deferred O&O	$1,160,902	$1,851,375
Reimbursable under the advisory agreement	76,210	72,200
Reimbursable under Dealer Manager Agreement	378,335	150,132
Advisory fees	441,071	357,985
Accrued Trailing Fees	2,412,741	2,413,225
Due to affiliates	$4,469,259	$4,844,917

Note to Affiliate	$8,950,000	$8,950,000
Unamortized discount	(1,545,600)	(1,652,108)
Note to Affiliate, net of unamortized discount	$7,404,400	$7,297,892

NOTE 8 — CAPITALIZATION

Under the Company's charter, as most recently amended on February 16, 2017, the Company has the authority to issue 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. The Company's authorized shares of common stock are allocated between classes as follows:

Common Stock	No. of Authorized Shares
Class A Shares	200,000,000
Class I Shares	200,000,000
Class T Shares	250,000,000
Class D Shares	50,000,000
Class N Shares	300,000,000
1,000,000,000

Class A Shares are subject to selling commissions of up to 3% of the purchase price, and annual dealer manager fees of 0.55% and distribution fees of 0.50% of NAV, both paid on a trailing basis. Class I Shares are subject to annual dealer manager fees of 0.55% of NAV paid in a trailing basis, but are not subject to any selling commissions or distribution fees. Class T Shares are subject to selling commissions of up to 3% of the purchase price, an up-front dealer manager fee of 2.50% of the purchase price, and annual distribution fees of 1.0% of NAV paid on a trailing basis for approximately three years. Class D shares sold in the Private Offering are subject to selling commissions of up to 1.0% of the purchase price, but do not incur any dealer manager or distribution fees.

Class N Shares are not sold in the primary Follow-On Public Offering, but will be issued upon conversion of an investor's Class T Shares once (i) the investor's Class T Share account for a given offering has incurred a maximum of 8.5% of commissions, dealer manager fees and distribution fees; (ii) the total underwriting compensation from whatever source with respect to the Follow-On Public Offering exceeds 10% of the gross proceeds from the primary portion of the Follow-On Public Offering; (iii) a listing of the Class N Shares; or (iv) the Company's merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of the Company's assets. The Company's board of directors is authorized to amend its charter from time to time, without the approval of the stockholders, to increase or decrease the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan that allows stockholders to have the cash distributions attributable to the class of shares that the stockholder owns automatically invested in additional shares of the same class. Shares are offered pursuant to the Company's distribution reinvestment plan at the NAV per share applicable to that class, calculated as of the distribution date and after giving effect to all distributions. Stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of the Company's common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of the Company's common stock in cash.

Redemption Plan

In an effort to provide the Company's stockholders with liquidity in respect of their investment in shares of the Company's common stock, the Company has adopted a redemption plan whereby on a daily basis stockholders may request the redemption of all or any portion of their shares. The redemption price per share is equal to the Company's NAV per share of the class of shares being redeemed on the date of redemption, subject to a short-term trading discount, if applicable. The total amount of redemptions in any calendar quarter will be limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 5% of the Company's combined NAV for all classes of shares as of the last day of the previous calendar quarter. In addition, if redemptions do not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter and not any subsequent quarter, except that the maximum amount of redemptions during any quarter may never exceed 10% of the combined NAV for all classes of shares as of the last day of the previous calendar quarter. If the quarterly volume limitation is reached on or before the third business day of a calendar quarter, redemption requests during the next quarter will be satisfied on a stockholder by stockholder basis, which the Company refers to as a per stockholder allocation, instead of a first-come, first-served basis. Pursuant to the per stockholder allocation, each stockholder would be allowed to request redemption at any time during such quarter of a total number of shares not to exceed 5% of the shares of common stock the stockholder held as of the end of the prior quarter. The per stockholder allocation requirement will remain in effect for each succeeding quarter for which the total redemptions for the immediately preceding quarter exceeded 4% of the Company's NAV on the last business day of such preceding quarter. If total redemptions during a quarter for which the per stockholder allocation applies are equal to or less than 4% of the Company's NAV on the last business day of such preceding quarter, then redemptions will again be satisfied on a first-come, first-served basis for the next succeeding quarter and each quarter thereafter.

Each redemption request will be evaluated by the Company in consideration of rules and regulations promulgated by the Internal Revenue Service with respect to dividend equivalent redemptions. Redemptions that may be considered dividend equivalent redemptions may adversely affect the Company or its stockholders. Accordingly, the Company may reject any redemption request that it reasonably believes may be treated as a dividend equivalent redemption.

While there is no minimum holding period, shares redeemed within 365 days of the date of the investor's initial purchase of the Company's shares will be redeemed at the Company's NAV per share of the class of shares being redeemed on the date of redemption less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption.

In the event that any stockholder fails to maintain a minimum balance of $500 worth of shares of common stock, the Company may redeem all of the shares held by that stockholder at the redemption price per share in effect on the date it is determined that the stockholder has failed to meet the minimum balance, less the short-term trading discount of 2%, if applicable. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company's NAV.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

During the three and nine months ended September 30, 2017 and 2016, redemptions were as shown below. The Company funded these redemptions with cash flow from operations, proceeds from its public offerings or borrowings on the Wells Fargo Line of Credit. The weighted average redemption prices are shown before allowing for any applicable 2% short-term trading discounts.

Three Months Ended September 30, 2017	Shares	Weighted Average Share Price	Amount
Class A	89,747	$13.48	$1,209,895
Class I	179,284	13.59	2,435,188
Class T	—	—	—

Nine Months Ended September 30, 2017	Shares		Weighted Average Share Price	Amount
Class A	180,196		$13.40	$2,414,334
Class I	241,808		13.54	3,275,020
Class T	4,043	*	15.29	61,818
* Repurchased in private transactions.

Three Months Ended September 30, 2016	Shares	Weighted Average Share Price	Amount
Class A	66,024	$13.11	$865,575
Class I	35,247	13.19	464,908
Class T	—	—	—

Nine Months Ended September 30, 2016	Shares	Weighted Average Share Price	Amount
Class A	653,648	$12.90	$8,432,059
Class I	78,535	13.13	1,031,165
Class T	—	—	—

The Company's board of directors has the discretion to suspend or modify the redemption plan at any time, including in circumstances in which it (1) determines that such action is in the best interest of the Company's stockholders, (2) determines that it is necessary due to regulatory changes or changes in law or (3) becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. In addition, the Company's board of directors may suspend the Offerings and the redemption plan, if it determines that the calculation of NAV is materially incorrect or there is a condition that restricts the valuation of a material portion of the Company's assets. If the board of directors materially amends (including any reduction of the quarterly limit) or suspends the redemption plan during any quarter, other than any temporary suspension to address certain external events unrelated to the Company's business, any unused portion of that quarter’s 5% limit will not be carried forward to the next quarter or any subsequent quarter.

NOTE 9 - NET LOSS PER SHARE

The Company computes net earnings or loss per share of Class A, Class I and Class T common stock using the two-class method. RREEF America may earn a performance component of the advisory fee (see Note 7) which may impact the net earnings or loss of each class of common stock differently. The calculated performance component for the three and nine months ended September 30, 2017 and 2016, and the impact on each class of common stock, are shown below. In periods where no performance component of the advisory fee is recognized in the Company’s

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

consolidated statement of operations, the net earnings or loss per share will be the same for each class of common stock.
Basic and diluted net loss per share for each class of common stock is computed using the weighted-average number of common shares outstanding during the period for each class of common stock. The Company has not issued any dilutive or potentially dilutive securities, and thus the basic and diluted net loss per share for a given class of common stock is the same for each period presented.
The following table sets forth the computation of basic and diluted net loss per share for each of the Company’s Class A, Class I and Class T common stock.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

	Three Months Ended September 30, 2017
	Class A	Class I	Class T
Basic and diluted net loss per share:
Allocation of net loss before performance fee	$(294,674)	$(339,812)	$(559)
Allocation of performance fees	(132,219)	(220,958)	(124)
Total Numerator	$(426,893)	$(560,770)	$(683)
Denominator - weighted average number of common shares outstanding	3,677,266	4,240,550	6,982
Basic and diluted net loss per share:	$(0.12)	$(0.13)	$(0.10)

	Nine Months Ended September 30, 2017
	Class A	Class I	Class T
Basic and diluted net loss per share:
Allocation of net loss before performance fee	$(750,645)	$(822,413)	$(1,426)
Allocation of performance fees	(132,219)	(220,958)	(124)
Total Numerator	$(882,864)	$(1,043,371)	$(1,550)
Denominator - weighted average number of common shares outstanding	3,675,618	4,027,040	6,982
Basic and diluted net loss per share:	$(0.24)	$(0.26)	$(0.22)

	Three Months Ended September 30, 2016
	Class A	Class I	Class T
Basic and diluted net loss per share:
Allocation of net loss before performance fee	$(530,578)	$(497,560)	$(590)
Allocation of performance fees	(83,960)	(127,195)	(315)
Total Numerator	$(614,538)	$(624,755)	$(905)
Denominator - weighted average number of common shares outstanding	3,634,486	3,408,307	4,043
Basic and diluted net loss per share:	$(0.17)	$(0.18)	$(0.22)

	Nine Months Ended September 30, 2016
	Class A	Class I	Class T
Basic and diluted net loss per share:
Allocation of net loss before performance fee	$(1,772,635)	$(1,669,977)	$(2,056)
Allocation of performance fees	(83,960)	(127,195)	(315)
Total Numerator	$(1,856,595)	$(1,797,172)	$(2,371)
Denominator - weighted average number of common shares outstanding	3,462,769	3,262,233	4,016
Basic and diluted net loss per share:	$(0.54)	$(0.55)	$(0.59)

NOTE 10 — DISTRIBUTIONS

In order to qualify as a REIT, the Company is required, among other things, to make distributions each taxable year of at least 90% of its taxable income determined without regard to the dividends-paid deduction and excluding net capital gains, and to meet certain tests regarding the nature of the Company's income and assets. The Company

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

expects that its board of directors will continue to declare distributions with a daily record date, payable monthly in arrears. Any distributions the Company makes will be at the discretion of its board of directors, considering factors such as its earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. The Company commenced operations on May 30, 2013 and elected taxation as a REIT for the year ended December 31, 2013. Distributions for each month are payable on or before the first business day of the following month. However, any distributions reinvested by the stockholders in accordance with the Company's dividend reinvestment plan are reinvested at the per share NAV of the same class determined at the close of business on the last business day of the month in which the distributions were accrued.
Shown below are details of the Company's distributions for each of the first three quarters of 2017 and 2016 and for the nine months ended September 30, 2017 and 2016.

	Three Months Ended			Nine Months Ended September 30, 2017
	March 31, 2017	June 30, 2017	September 30, 2017
Declared daily distribution rate, before adjustment for class-specific fees	$0.00183555	$0.00183207	$0.00185445
Distributions paid or payable in cash	$716,755	$742,522	$772,986	$2,232,263
Distributions reinvested	518,614	541,538	578,604	1,638,756
Distributions declared	$1,235,369	$1,284,060	$1,351,590	$3,871,019
Class A Shares issued upon reinvestment	23,567	23,806	23,649	71,022
Class I Shares issued upon reinvestment	15,152	16,611	18,986	50,749
Class T Shares issued upon reinvestment	—	—	17	17

	Three Months Ended			Nine Months Ended September 30, 2016
	March 31, 2016	June 30, 2016	September 30, 2016
Declared daily distribution rate, before adjustment for class-specific fees	$0.00179534	$0.00177203	$0.00181182
Distributions paid or payable in cash	$633,913	$631,394	$670,484	$1,935,791
Distributions reinvested	407,009	457,276	504,020	1,368,305
Distributions declared	$1,040,922	$1,088,670	$1,174,504	$3,304,096
Class A Shares issued upon reinvestment	18,860	21,726	24,151	64,737
Class I Shares issued upon reinvestment	12,476	13,284	14,159	39,919
Class T Shares issued upon reinvestment	—	—	—	—

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

Shown below are details by share class of the Company's distributions for each of the first three quarters of 2017 and 2016 and for the nine months ended September 30, 2017 and 2016.

	Three Months Ended			Nine Months Ended September 30, 2017
	March 31, 2017	June 30, 2017	September 30, 2017
Class A	$572,184	$584,416	$594,252	$1,750,852
Class I	662,918	699,644	756,964	2,119,526
Class T	267	—	374	641
Distributions declared	$1,235,369	$1,284,060	$1,351,590	$3,871,019

	Three Months Ended			Nine Months Ended September 30, 2016
	March 31, 2016	June 30, 2016	September 30, 2016
Class A	$514,436	$527,591	$576,747	$1,618,774
Class I	526,378	560,470	597,120	1,683,968
Class T	108	609	637	1,354
Distributions declared	$1,040,922	1,088,670	1,174,504	$3,304,096

NOTE 11 — INCOME TAXES

The Company believes that it has operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2013, when it first elected REIT status. In each calendar year that the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it meets certain criteria and distributes its REIT taxable income to its stockholders. Distributions declared and paid by the Company may consist of ordinary income, qualifying dividends, return of capital, capital gains or a combination thereof. The characterization of the distributions into these various components will impact how the distributions are taxable to the stockholder who received them. Distributions that constitute a return of capital generally are non-taxable and will reduce the stockholder's basis in the shares. The characterization of the distributions is generally determined during the month of January following the close of the tax year.

NOTE 12 — SEGMENT INFORMATION

For the nine months ended September 30, 2017 and 2016, the Company had two segments with reportable information: Real Estate Properties and Real Estate Equity Securities. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment and investment strategies and objectives. The following tables set forth the carrying value, revenue and the components of operating income of the Company's segments reconciled to total assets as of September 30, 2017 and December 31, 2016 and net loss for the three and nine months ended September 30, 2017 and 2016.

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

	Real Estate Properties	Real Estate Equity Securities	Total
Carrying value as of September 30, 2017	$152,840,021	$9,805,875	$162,645,896

Reconciliation to total assets of September 30, 2017
Carrying value per reportable segments			$162,645,896
Corporate level assets			8,204,679
Total assets			$170,850,575

Carrying value as of December 31, 2016	$158,837,707	$8,609,212	$167,446,919

Reconciliation to total assets of December 31, 2016
Carrying value per reportable segments			$167,446,919
Corporate level assets			6,742,528
Total assets			$174,189,447

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

Three Months Ended September 30, 2017	Real Estate Properties	Real Estate Equity Securities	Total
Revenues
Rental and other property income	$3,819,417	$—	$3,819,417
Tenant reimbursement income	540,528	—	540,528
Investment income on marketable securities	—	84,836	84,836
Total revenues	4,359,945	84,836	4,444,781
Operating expenses
Property operating expenses	1,446,432	—	1,446,432
Total segment operating expenses	1,446,432	—	1,446,432
Operating income - segments	$2,913,513	$84,836	$2,998,349

Three Months Ending September 30, 2016
Revenues
Rental and other property income	$4,811,868	$—	$4,811,868
Tenant reimbursement income	298,642	—	298,642
Investment income on marketable securities	—	100,314	100,314
Total revenues	5,110,510	100,314	5,210,824
Operating expenses
Property operating expenses	1,196,943	—	1,196,943
Total segment operating expenses	1,196,943	—	1,196,943
Operating income - Segments	$3,913,567	$100,314	$4,013,881

		Three Months Ended September 30,
Reconciliation to net loss		2017	2016
Operating income - segments		$2,998,349	$4,013,881
General and administrative expenses		(407,787)	(484,966)
Advisory expenses		(623,670)	(445,066)
Acquisition related expenses		—	(158,762)
Depreciation		(1,085,483)	(920,562)
Amortization		(933,854)	(2,946,851)
Operating loss		(52,445)	(942,326)
Interest expense		(910,512)	(541,561)
Net realized gain (loss) upon sale of marketable securities		(25,389)	243,689
Net loss		$(988,346)	$(1,240,198)

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

Nine Months Ended September 30, 2017	Real Estate Properties	Real Estate Equity Securities	Total
Revenues
Rental and other property income	$11,400,901	$—	$11,400,901
Tenant reimbursement income	1,608,351	—	1,608,351
Investment income on marketable securities	—	205,692	205,692
Total revenues	13,009,252	205,692	13,214,944
Operating expenses
Property operating expenses	4,093,912	—	4,093,912
Total segment operating expenses	4,093,912	—	4,093,912
Operating income - Segments	$8,915,340	$205,692	$9,121,032

Nine Months Ended September 30, 2016
Revenues
Rental and other property income	$11,310,771	$—	$11,310,771
Tenant reimbursement income	938,783	—	938,783
Investment income on marketable securities	—	364,643	364,643
Total revenues	12,249,554	364,643	12,614,197
Operating expenses
Property operating expenses	3,760,305	—	3,760,305
Total segment operating expenses	3,760,305	—	3,760,305
Operating income - Segments	$8,489,249	$364,643	$8,853,892

		Nine Months Ended September 30,
Reconciliation to net loss		2017	2016
Operating income - segments		$9,121,032	$8,853,892
General and administrative expenses		(1,272,533)	(1,594,622)
Advisory expenses		(1,128,071)	(869,794)
Acquisition related expenses		—	(158,762)
Depreciation		(3,253,971)	(2,740,942)
Amortization		(2,794,203)	(5,860,724)
Operating loss		672,254	(2,370,952)
Interest expense		(2,622,446)	(1,657,922)
Net realized gain upon sale of marketable securities		22,407	372,736
Net loss		$(1,927,785)	$(3,656,138)

RREEF PROPERTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
September 30, 2017
(Unaudited)

NOTE 13 — ECONOMIC DEPENDENCY
The Company depends on RREEF America and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company's shares of common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that RREEF America or the Dealer Manager is unable to provide such services, the Company would be required to find alternative service providers.
NOTE 14 — COMMITMENTS AND CONTINGENCIES
In the normal course of business, from time to time, the Company may be involved in legal actions relating to the ownership and operations of real estate investments. In the Company's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.
The Company, as an owner of real estate, is subject to various environmental laws of federal and local governments. All of the Company's properties were subject to assessments, involving visual inspections of the properties and their neighborhoods. The Company carries environmental liability insurance on its properties that provides coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. The Company does not believe such environmental assessments will have a material adverse impact on the Company's consolidated financial position or results of operations in the future.

NOTE 15 — SUBSEQUENT EVENTS

On October 3, 2017, the Company disclosed that its board of directors declared a daily cash distribution equal to $0.00186845 per share of common stock (before adjustment for applicable class-specific fees) for all such shares of record on each day from October 1, 2017 through December 31, 2017. As of October 1, 2017, there were no Class D Shares or Class N Shares outstanding.

On November 9, 2017, the board of directors of the Company, including a majority of the independent directors, approved the renewal of the Advisory Agreement by and among the Company, the Operating Partnership and RREEF America effective as of January 20, 2018 for an additional one-year term expiring January 20, 2019. The terms of the Advisory Agreement otherwise remain unchanged.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements, the notes thereto and the other unaudited financial data included in this Quarterly Report on Form 10-Q, or this Quarterly Report. The following discussion should also be read in conjunction with our audited consolidated financial statements and the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2016. We further invite you to visit our website, www.rreefpropertytrust.com, where we routinely post additional information about our Company, such as, without limitation, our daily net asset value, or NAV, per share. The contents of our website are not incorporated by reference. The terms “we,” “us,” “our” and the “Company” refer to RREEF Property Trust, Inc. and its subsidiaries.

The NAV per share is published daily via NASDAQ's Mutual Fund Quotation System under the symbols ZRPTAX, ZRPTIX and ZRPTTX for our Class A shares, Class I shares and Class T shares, respectively.

Forward-Looking Statements

Certain statements contained in this Quarterly Report on Form 10-Q, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, or Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Such statements include, in particular, statements about our plans, strategies and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guaranty of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “plan,” “potential,” “predict” or other similar words.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to raise and effectively deploy the proceeds raised in our public offering;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);

•
the effect of financial leverage, including changes in interest rates, availability of credit, loss of flexibility due to negative and affirmative covenants, refinancing risk at maturity and generally the increased risk of loss if our investments fail to perform as expected;

•
our ability to access sources of liquidity when we have the need to fund redemptions of common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests; and

•	changes to accounting principles generally accepted in the United States of America, or GAAP.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution readers not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date this Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission, or the SEC. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this Quarterly Report on Form 10-Q. Additionally, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. The forward-looking statements should be read in light of the risk factors identified in “Risk Factors” of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2016.

Overview

We are a Maryland corporation formed on February 7, 2012, our inception date, to invest in a diversified portfolio of high quality, income-producing commercial real estate properties and other real estate-related assets. We are an externally advised, perpetual-life corporation that believes that it has operated in such a manner to qualify to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2013, when we first elected REIT status. We invest primarily in the office, industrial, retail and multifamily sectors of the commercial real estate industry in the United States. We may also invest in real estate-related assets, which include common and preferred stock of publicly-traded REITs and other real estate companies, which we refer to as “real estate equity securities,” and debt investments backed by real estate, which we refer to as “real estate loans.” We hold our properties, real estate-related assets and other investments through RREEF Property Operating Partnership, LP, or our operating partnership, of which we are the sole general partner.

Our board of directors will at all times have ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, our board has delegated to RREEF America L.L.C., or our advisor, authority to manage our day-to-day business in accordance with our investment objectives, strategy, guidelines, policies and limitations. Our advisory agreement is renewable annually upon approval by our board of directors, including a majority of the independent board members. The current term expires January 20, 2018.

Our initial public offering commenced on January 3, 2013, pursuant to our Registration Statement on Form S-11 (File No. 333-180356) under which we offered up to $2,500,000,000 of shares of our common stock in any combination of Class A and Class I shares, which we refer to as the initial offering. On May 30, 2013, upon receipt of purchase orders from our sponsor for $10,000,000 of Class I shares of our common stock and the release to us of funds in the escrow account, we commenced operations. Our initial public offering terminated on July 1, 2016. We raised a total of $102,831,442 in proceeds from our initial public offering.

On January 15, 2016, we filed articles supplementary to our articles of incorporation to add a newly-designated Class D common stock, $0.01 par value per share, or our Class D shares. On January 20, 2016, we commenced a private offering of up to a maximum of $350,000,000 in Class D shares.

On July 12, 2016, the SEC declared effective our Registration Statement on Form S-11 (File No. 333-208751) for our follow-on public offering for up to $2,300,000,000 of shares of our common stock in any combination of our Class A, Class I, Class T and Class N shares, which we refer to as our follow-on offering. Our follow-on offering includes up to $2,100,000,000 in shares in our primary offering and up to $200,000,000 in shares in our distribution reinvestment plan. Class T shares contain a conversion feature whereby upon the occurrence of a specified event (generally related to a Class T stockholder's account having incurred a maximum of 8.5% of underwriting compensation), Class T shares owned in a stockholder's account will automatically convert to Class N shares.

We have engaged Deutsche AM Distributors, Inc., an affiliate of our advisor, to serve as our dealer manager for our follow-on offering pursuant to our dealer manager agreement. Our initial offering and our follow-on offering are each referred to as an offering.
Portfolio Information

Real Estate Portfolio

As of September 30, 2017, our real estate portfolio was comprised of eight properties diversified across geography and sector. Details of the properties acquired since January 1, 2016 are shown below.

2016 Acquisition

On September 27, 2016, we acquired a fee simple interest in a medical office building located in Dedham, Massachusetts, which we refer to as Allied Drive, for a purchase price of $34,000,000, exclusive of closing costs. We funded the acquisition with cash on hand and a $32,400,000 borrowing from our Wells Fargo line of credit (as described below). Of the $32,400,000 borrowed, approximately $13,100,000 was from existing borrowing capacity on previously acquired properties, while approximately $19,300,000 was allocated to Allied Drive. Allied Drive is a two-story, 64,127 rentable square foot Class A medical office building approximately 20 miles outside of Boston. The property is located at Allied Drive in Dedham, Massachusetts directly off of Route 128 / Interstate 95, providing easy vehicular access to a network of highways and other commuter thoroughfares that connect to the broader Boston metropolitan region. Allied Drive is also accessible via the commuter rail MBTA stop, which services Boston in less than 10 minutes. Legacy Place, University Station, Dedham Mall and Hilton Boston - Dedham are within short driving distances of Allied Drive, offering tenants a multitude of dining, entertainment and lodging options. Newly constructed in 2013, Allied Drive was built with a full spectrum of orthopedic-related services, featuring eight state-of-the-art operating rooms, a hospital-quality post-anesthesia care unit, diagnostic imaging and ancillary service space and Class A medical office suites. The site provides parking spaces with a ratio of 3.9 spaces per 1,000 square feet.

Excluding The Flats at Carrs Hill, our multifamily property, as of September 30, 2017, our weighted average remaining lease term was 6.4 years. The following table represents certain additional information about the properties we owned as of September 30, 2017:

Property	Location	Rentable Square Feet	Number of Leases/Units	Occupancy(1)
Office Property
Heritage Parkway	Woodridge, IL	94,233	1	100.0%
Anaheim Hills Office Plaza	Anaheim, CA	73,892	3	100.0
Loudoun Gateway	Sterling, VA	102,015	1	100.0
Allied Drive	Dedham, MA	64,127	5	100.0
Total		334,267	10	100.0
Retail Property
Wallingford Plaza(2)	Seattle, WA	30,761	5	100.0
Terra Nova Plaza	Chula Vista, CA	96,114	2	100.0
Total		126,875	7	100.0
Industrial Property
Commerce Corner	Logan Township, NJ	259,910	2	100.0
Total		259,910	2	100.0
Multifamily Property
The Flats at Carrs Hill	Athens, GA	135,864	138	100.0
Total		135,864	138	100.0
Grand total		856,916	19/138	100.0%

(1) Occupancy is based on executed leases as of September 30, 2017.
(2) Wallingford Plaza is ground floor retail plus two floors of office space. The retail portion comprises the majority of the rental revenue for the property.

Real Estate Equity Securities Portfolio

As of September 30, 2017, our real estate equity securities portfolio consisted of publicly-traded common stock of 38 REITs with a value of $9,805,875. We believe that investing a portion of our proceeds from our offerings into a diversified portfolio of common and preferred shares of REITs and other real estate operating companies will provide the overall portfolio some flexibility with near-term liquidity as well as potentially enhance our NAV over a longer period. The portfolio is regularly reviewed and evaluated to determine whether the marketable securities held at any time continue to serve their original intended purposes.

The following chart summarizes our marketable securities by property type as of September 30, 2017:

As of September 30, 2017, our top ten holdings in our real estate equity securities portfolio were as follows:

Security	Percent of Securities Portfolio
Welltower, Inc.	6.1%
Equinix, Inc.	5.9
Alexandria Real Estate Equities, Inc.	5.0
Simon Property Group, Inc.	4.5
Camden Property Trust	4.2
Duke Realty Corporation	4.1
Boston Properties, Inc.	3.9
CoreSite Realty Corporation	3.5
Ventas, Inc.	3.5
Equity Residential	3.4
Total	44.1%

Market Outlook

United States real estate has entered a new phase of its market cycle. After six years of double-digit performance, total returns to unlevered core real estate, represented by the NCREIF Property Index ("NPI"), slipped to 8% in 2015 and to 6.9% for the trailing four quarters ended September 30, 2017. Rather than lament the slowdown, we believe that it should be welcomed: double-digit returns were unsustainable and, if they had persisted much longer, might have created imbalances - such as excessively low cap rates or a building boom - that could have threatened the market’s longer-term stability. Moreover, we believe that this needed reset has largely run its course and that returns are poised to stabilize near current levels.

We believe the recent deceleration can be attributed to three factors. First, we believe fundamentals softened. To be sure, on a national, cross-sector basis, published reports from NCREIF and CBRE indicate vacancy rates remained near 15-year lows and rents continued to outpace inflation. However, based on NCREIF data, pockets of oversupply, primarily in the apartment sector but also in a handful of office markets (i.e., Washington D.C., New York, and Houston), drove net operating income ("NOI") growth down from 8% in 2015 to just under 5% (year-over-year, trailing four quarters) in the third quarter of 2017. Second, in our view, regulatory pressure in the debt markets - including moral suasion on banks to rein in real estate lending and implementation of new CMBS risk retention rules - tempered access to mortgage credit. Third, we believe broader capital market forces weighed on investor appetite through several channels, including institutional portfolio rebalancing (when equities sold off in early 2016 amid an energy slump) and REIT dispositions (as their share prices responded to periodic interest-rate spikes).

While one or two quarters do not make a trend, we believe evidence is mounting that the real estate market has found a new normal. True, NPI total returns have slipped in 2017 on a year-over-year basis, but they were up sequentially from the beginning of the year. This mirrors an uptick in monthly pricing measures that took hold in April. Similarly, transaction volume was down 7% in the first three quarters of 2017 (year-over-year), but escalated in each consecutive quarter, as measured by Real Capital Analytics. And net flows to NCREIF ODCE funds were positive in the second quarter after two consecutive quarters of net outflows.

We believe that the recent firming reflects an easing and perhaps a partial reversal of some of the headwinds that cooled the market in 2016. NOI growth was broadly stable in the first three quarters of 2017. After a lull at the beginning of 2017, CMBS issuance jumped in the summer and fall and is on course to outpace its 2016 total ($70 billion) by year-end. According to Federal Reserve surveys, fewer banks are tightening lending conditions. Additionally, an equity market rally, coupled with tighter credit spreads, appears to have rekindled institutional and REIT investor appetite for real estate.

While we do not anticipate that real estate returns will revert to double-digit levels in this cycle, we believe that the outlook is upbeat for three reasons. First, the likelihood of a recession, which would undermine occupational demand for real estate, appears low. Second, construction seems to be peaking and could pull back amid increasing supply constraints. Third, although valuations are not cheap, they appear attractive relative to Treasuries and especially other risk assets such as corporate bonds. There are risks to this outlook, stemming primarily from the political domain as well as financial markets. We also believe that returns will eventually decelerate further due to recession, overbuilding, rising interest rates, or some combination thereof. But for now, we believe that the conditions are in place for unlevered core real estate returns to remain in the 6%-7% range for a while longer.

Results of Operations

We commenced operations on May 30, 2013 upon receipt of $10,000,000 in proceeds from our initial offering. On May 31, 2013, we acquired our first property and made our initial investments in real estate equity securities. Since inception on May 30, 2013, we acquired eight properties and invested in real estate equity securities as described above under "Portfolio Information." We expect to continue to raise additional capital, increase our borrowings and make future investments in our targeted segments of real estate properties, real estate equity securities and real estate loans, which we believe will have a significant impact on our future results of operations.

We review our stabilized operating results, measured by contractual rental revenue, including tenant reimbursement income, less property operating expenses, which we refer to as net operating income, for properties that we owned for the entirety of both the current and prior year reporting periods, which we refer to as “same store” properties. We believe that net operating income, a non-GAAP financial measure, in combination with net loss and cash flows from operating activities, as defined by GAAP, is a useful supplemental performance measure that helps us evaluate our operating performance. We believe this metric is useful to our stockholders and other users of our reports because it provides additional information regarding our property acquisitions and their impact on our portfolio. Net operating income should not be considered as an alternative to net loss or to cash flows from operating activities as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information, and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations.

Three and Nine Months Ended September 30, 2017 and 2016

The following table illustrates the changes in property operating revenues, property operating expenses, and net operating income for same store properties for the three and nine months ended September 30, 2017 and 2016. “Non-same store,” as reflected in the table below, includes properties acquired after January 1, 2016, which for the three and nine months ended September 30, 2017 and 2016 is only Allied Drive. For purposes of comparative analysis, the table below reconciles the net operating income to net loss determined in accordance with GAAP for the three and nine months ended September 30, 2017 and 2016.

	Three Months Ended September 30,			Nine Months Ended September 30,
Property operating revenue	2017	2016	Change	2017	2016	Change
Contractual rental revenue and other property income - same store portfolio	$3,235,006	$3,063,482	$171,524	$9,387,021	$9,101,058	$285,963
Tenant reimbursement income - same store portfolio	340,170	298,642	41,528	965,624	938,783	26,841
Property operating revenue - same store portfolio	3,575,176	3,362,124	213,052	10,352,645	10,039,841	312,804
Property operating revenue - non-same store portfolio	679,375	20,591	658,784	2,091,779	20,591	2,071,188
Total property operating revenue	4,254,551	3,382,715	871,836	12,444,424	10,060,432	2,383,992

Property operating expenses
Same-store portfolio	1,184,936	1,169,013	15,923	3,318,084	3,531,406	(213,322)
Non-same-store portfolio	261,496	691	260,805	775,828	691	775,137
Total property operating expenses	1,446,432	1,169,704	276,728	4,093,912	3,532,097	561,815

Net operating income
Same-store portfolio	2,390,240	2,193,111	197,129	7,034,561	6,508,435	526,126
Non-same-store portfolio	417,879	19,900	397,979	1,315,951	19,900	1,296,051
Total net operating income	2,808,119	2,213,011	595,108	8,350,512	6,528,335	1,822,177

Adjustments to property operating revenue

Straight line income, net	67,638	149,178	(81,540)	450,710	438,413	12,297
Amortization of above- and below-market lease intangibles, net	63,878	1,578,617	(1,514,739)	191,634	1,750,709	(1,559,075)
Amortization of lease incentive	(26,122)	—	(26,122)	(77,516)	—	(77,516)
Adjustments to property operating expenses
Straight line rent bad debt reserves	—	(27,239)	27,239	—	(228,208)	228,208
Depreciation	(1,085,483)	(920,562)	(164,921)	(3,253,971)	(2,740,942)	(513,029)
Amortization	(933,854)	(2,946,851)	2,012,997	(2,794,203)	(5,860,724)	3,066,521
General and administrative expenses	(407,787)	(484,966)	77,179	(1,272,533)	(1,594,622)	322,089
Advisory fees	(623,670)	(445,066)	(178,604)	(1,128,071)	(869,794)	(258,277)
Acquisition related expenses	—	(158,762)	158,762	—	(158,762)	158,762
Interest expense	(910,512)	(541,561)	(368,951)	(2,622,446)	(1,657,922)	(964,524)

Marketable securities
Investment income on marketable securities	84,836	100,314	(15,478)	205,692	364,643	(158,951)
Net realized gain (loss) on marketable securities	(25,389)	243,689	(269,078)	22,407	372,736	(350,329)

Net loss	$(988,346)	$(1,240,198)	$251,852	$(1,927,785)	$(3,656,138)	$1,728,353

Property Operations

Our total same store net operating income for the three and nine months ended September 30, 2017 and 2016 reflects seven of the eight properties in the portfolio. Our three and nine months ended September 30, 2017 property operating revenue - same store portfolio increased from the same periods in 2016 primarily due to contractual base rent increases, higher rents at The Flats at Carrs Hills for the current school year compared to the prior school year, and higher rent for Dick's Sporting Goods, Inc. at Terra Nova Plaza compared to the previous tenant in the space. Most of our leases contain periodic rental rate increases, which cause a consistent increase in contractual rental revenues. The tenant reimbursement income - same store portfolio for the three and nine months ended September 30, 2017 was higher than the three and nine months ended September 30, 2016 due to higher operating expenses in 2017 being reimbursed by tenants at Terra Nova Plaza and Commerce Corner. Additionally, the increase for the nine month period of 2017 over 2016 was offset by tenant reimbursement income that was not paid by Dick's Sporting Goods, Inc. at Terra Nova Plaza as they began paying base rent and reimbursements in March 2017. Our three months ended September 30, 2017 property operating expenses - same store portfolio increased from the same period in 2016 primarily due to higher costs at The Flats at Carrs Hills for marketing as well as repairing and refreshing units in preparation for the new school year. This property expense increase was offset however, by lower bad debt expense in the 2017 period as the 2016 period experienced the bankruptcy filing of The Sports Authority, Inc. in March 2016 at Terra Nova Plaza. Our nine months ended September 30, 2017 property operating expenses - same store portfolio decreased from the same period in 2016. This property expense decrease was primarily driven by lower bad debt expense in the 2017 period as the 2016 period experienced the bankruptcy filing of The Sports Authority, Inc. in March 2016 at Terra Nova Plaza.

Our non-same store property operating revenues and operating expenses for the three and nine months ended September 30, 2017 relates to the September 27, 2016 acquisition of Allied Drive.

Straight Line Rents and Related Bad Debt Reserves

Under GAAP, we recognize base rental revenue on a straight line basis which results in the recognition of the same amount of base rental revenue during each period of a given lease regardless of the amount of contractual base rent paid in each period. The base rental revenue is comprised of two components - the contractual cash rent, if any, plus the straight line adjustment, representing the difference between the actual contractual cash rent for the period in question and the average contractual cash rent over the lease term (the straight line rent). The straight line rent for the three months ended September 30, 2017 decreased compared to the 2016 period and the nine months ended September 30, 2017 increased compared to the 2016 period. Both periods decreased due to increased contractual base rents for various leases resulting in a decrease in the straight line adjustments. For the nine months ended September 30, 2017, the decreased straight line rent component was more than offset by the free rent period for the Dick's Sporting Goods, Inc. lease and the Raytheon lease for January and February 2017. In addition, the 2016 period was negatively impacted by bad debt reserves recognized on the straight line rent receivable from The Sports Authority, Inc. as a result of its bankruptcy filing.

Lease Intangible Amortization

Lease intangible amortization consists of above- and below-market lease amortization from acquired leases and lease incentive amortization. During the three and nine months ended September 30, 2017, the net amount of above- and below-market lease amortization is lower than the three and nine months ended September 30, 2016 primarily due to the termination of The Sports Authority, Inc. lease in September 2016. In connection with the bankruptcy proceedings of The Sports Authority, Inc., on June 29, 2016, Dick's Sporting Goods, Inc. won the right at auction to assume and/or negotiate a new lease for the space occupied by The Sports Authority, Inc. In September 2016, we executed a 10-year lease with Dick's Sporting Goods, Inc., which was subsequently approved by the bankruptcy court on September 26, 2016, at which time Dick's Sporting Goods, Inc. became the tenant, effectively terminating the lease with The Sports Authority, Inc. At such time, all remaining lease intangibles related to The Sports Authority, Inc. were fully amortized through the lease termination date, resulting in approximately $1,499,000 of below-market lease intangibles being fully amortized. The 2017 periods additionally include amortization of the lease incentive which relates to the Dick's Sporting Goods, Inc. lease that replaced The Sports Authority, Inc. lease in September 2016.

Depreciation and Amortization

The depreciation on properties increased in 2017 as a result of the acquisition of Allied Drive in September 2016. The amortization on properties decreased in 2017 compared to the 2016 period due to termination or expiration of certain acquired leases, namely The Sports Authority, Inc. lease, the original acquired Raytheon lease and at The Flats at Carrs Hill where all the acquired leases expired at the end of the school year in July 2016. The termination of The Sports Authority, Inc. lease contributed $1,898,000 in amortization expense due to the full amortization of the acquired intangible lease assets.

General and Administrative

Our general and administrative expenses include a variety of corporate expenses, the largest of which were directors and officers insurance, audit fees, professional fees and independent director compensation. The amount for the three and nine months ended September 30, 2017 decreased from the same periods in 2016 primarily due to lower tax, audit and legal costs due to less activity requiring such external assistance in 2017. In addition, professional fees in 2017 are lower primarily due to less consulting fees. These decreases were slightly offset by higher appraisal and taxes during 2017. In addition, the amount for the nine months ended September 30, 2017 period is less than the amount for the nine months ended September 30, 2016 due to the reimbursement to us by our sponsor, RREEF America, of approximately $149,000 for total operating expenses, as defined in our charter, that were in excess of the 2%/25% guidelines for the four fiscal quarters ended December 31, 2016. See more detail below under "Liquidity and Capital Resources--Limits on Expense Reimbursement."

Advisory Fees

The fixed component of the advisory fee pursuant to the advisory agreement is equal to 1% per annum of the NAV for each share class and is calculated and accrued daily and reflected in our NAV per share. For the three and nine months ended September 30, 2017 and 2016, the advisory fee was comprised of the fixed and performance components. The fixed component of the advisory fee was higher in the 2017 periods compared to the 2016 periods which is commensurate with the overall increase in our NAV, as we continue to raise and invest capital.

In accordance with our advisory agreement, our advisor can earn the performance component of the advisory fee when the total return to stockholders exceeds a required 6% per annum hurdle. The performance component is calculated separately for each share class and is comprised of the distributions paid to stockholders in each share class combined with the change in price of each share class. The performance component of the advisory fee for each share class is equal to 25% of the excess total return (the portion above the 6% per annum hurdle) allocable to such class; provided that in no event will the performance component exceed 10% of the aggregate total return allocable to such class for such year. The performance component of the advisory fee is payable annually based on the results for the entire calendar year. The actual performance component that our advisor could earn in the current calendar year depends on several factors, including but not limited to the performance of our investments, our expenses and interest rates. For the nine months ended September 30, 2017 and 2016, the total return of each share class exceeded the required 6% per annum hurdle applied on a pro rated basis. In accordance with GAAP, at each interim period end, we consider the estimated performance component that is probable to be due to our advisor as of the end of the current calendar year in assessing whether the calculated performance component as of the interim balance sheet date meets the threshold for recognition. We accrued a performance component of $353,301 and $211,470 for the three and nine months ended September 30, 2017 and 2016, respectively.

Acquisition Related Expenses

The decrease in acquisition related expenses in the three and nine months ended September 30, 2017 compared to the same periods in 2016 was due to the acquisition of Allied Drive in 2016. We expect our acquisition related expenses to increase in future periods because we anticipate acquiring additional properties.

Interest Expense

The increase in interest expense in the three and nine months ended September 30, 2017 over the same periods in 2016 was primarily due to greater weighted average outstanding aggregate loan balances and higher interest rates in the 2017 periods. The weighted average outstanding aggregate loan balances were $91,980,000 and $66,047,000 for the nine months ended September 30, 2017 and 2016, respectively. The increase in our weighted average outstanding aggregate loan balances was attributable to our ownership of a greater number of properties during the 2017 periods as compared to the 2016 periods as we acquired Allied Drive in September 2016. The increase in interest rates in the 2017 periods is primarily due to the two property specific loans we originated in 2016. On March 1, 2016, we originated a $14,500,000 loan for The Flats at Carrs Hill which has a fixed interest rate of 3.63%. In addition, on December 1, 2016, we originated a $13,000,000 loan for Commerce Corner which has a fixed interest rate of 3.41%. In both cases, the property was released from the line of credit and the proceeds of the new loan were applied to reduce the outstanding balance on the line of credit. Interest expense is greater from these property specific loans as the interest rates are slightly higher than the interest rate on the Wells Fargo line of credit. In addition, 1-month LIBOR rate increased approximately 75 basis points in the past 12 months which increased the interest expense on the Wells Fargo line of credit. The all-in interest rates on the Wells Fargo line of credit averaged approximately 3.04% and 2.41% for the nine months ended September 30, 2017 and nine months ended September 30, 2016, respectively. In addition, there is additional amortization of financing costs associated with these fixed rate property specific loans, further contributing to the higher interest expense for the three and nine months ended September 30, 2017. We expect our interest expense to increase in future periods because we anticipate acquiring additional properties with borrowings in the future, both by utilizing additional property specific debt as a form of permanent financing along with continuing to use the line of credit.

Marketable Securities

The decrease in investment income for the three and nine months ended September 30, 2017 compared to the 2016 period is primarily due to certain securities providing greater distributions during 2016 as a result of special distributions principally from funds generated from asset sales. Our portfolio of investments in publicly-traded REIT securities is actively managed and thus is regularly adjusted by increasing and decreasing specific holdings primarily based upon changes in sector allocations and to a lesser degree based upon performance of specific securities. These continual portfolio refinements generate realized gains and losses by using the highest cost method whereby a sale of any particular security is first attributed to the shares of that security with the highest cost basis. During the first half of 2016, our portfolio of real estate equity securities increased in value by approximately 11%, leading to significant realized gains upon sales during the three months ended September 30, 2016. The value of the securities portfolio did not change significantly during the nine months ended September 30, 2017 leading to smaller realized gains and losses upon sales for the 2017 period.

Inflation

The real estate property sector has not been affected significantly by inflation in the past several years due to the relatively low inflation rate. With the exception of leases with tenants in multifamily properties, we will seek to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases, annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market. Leases in multifamily properties generally turn over on an annual basis and do not typically present the same concerns regarding inflation protection due to their short-term nature.

NAV per Share

Our NAV per share is calculated in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a redemption price. The following table provides a breakdown of the major components of our total NAV and NAV per share as of September 30, 2017:

Components of NAV	Total NAV	Per Class A Share	Per Class I Share	Per Class T Share
Investments in real estate (1)	$188,900,000	$23.81	$23.97	$24.07
Investments in real estate equity securities (2)	9,805,875	1.24	1.24	1.25
Other assets, net	4,684,425	0.58	0.61	0.38
Line of credit	(64,500,000)	(8.13)	(8.19)	(8.22)
Mortgage loans payable	(27,500,000)	(3.47)	(3.49)	(3.50)
Other liabilities, net	(3,554,020)	(0.44)	(0.46)	(0.37)
Net asset value	$107,836,280	$13.59	$13.68	$13.61
Note: No Class D or N shares were outstanding as of September 30, 2017.

(1)	The value of our investments in real estate was approximately 10.2% more than their historical cost.

(2)	The value of our investments in real estate securities was approximately 5.5% more than their historical cost.

The table below sets forth a reconciliation of our stockholders' equity to our NAV, which we calculate for the purpose of establishing the purchase and redemption price for our shares, as of September 30, 2017.

	Total NAV	Per Class A Share	Per Class I Share	Per Class T Share
Total stockholders' equity	$59,060,097	$7.44	$7.48	$7.40
Plus:
Unrealized gain on real estate investments	17,541,971	2.21	2.23	2.23
Accumulated depreciation	10,603,486	1.34	1.35	1.35
Accumulated amortization	11,807,778	1.49	1.50	1.50
Deferred costs and expenses	10,719,650	1.35	1.36	1.37
Less:
Deferred rent receivable	(1,896,702)	(0.24)	(0.24)	(0.24)
Net asset value	$107,836,280	$13.59	$13.68	$13.61
Note: No Class D or N shares were outstanding as of September 30, 2017.

With respect to the unrealized gain on real estate investments reflected above, as of September 30, 2017, all properties had been appraised by a third-party appraisal firm in addition to our independent valuation advisor. Set forth below are the weighted averages of the key assumptions used in the appraisals of the office and retail properties as of September 30, 2017. Once we own more than one property for each of the industrial and multifamily property types, we will include the key assumptions for these property types.

	Discount Rate	Exit Capitalization Rate
Office properties	7.52%	6.63%
Retail properties	6.50%	6.16%

These assumptions are determined by our independent valuation advisor or by separate third-party appraisers. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, an increase in the weighted-average discount rate used as of September 30, 2017 of 0.25% would yield a decrease in the total office property investment value of 2.1% and a decrease in the retail property investment value of 1.8%.

The deferred costs and expenses of $10,719,650 includes amounts that are initially excluded from the NAV calculation. This includes $8,369,852 payable to our advisor, which is less than the total amount payable to our advisor as reflected on our consolidated balance sheet, because (1) certain amounts payable to our advisor as of September 30, 2017 were recorded as assets and as such have no impact on our NAV as of September 30, 2017 and (2) the amount payable to our advisor as reflected in due to affiliates and note to affiliate on our consolidated balance sheet includes accrued advisory fees and other amounts due under the advisory agreement. The deferred amounts will be included in the NAV calculation as such costs are reimbursed to our advisor, in accordance with the advisory agreement, the expense support agreement and the ESA letter agreement dated April 25, 2016 amending the advisory agreement and expense support agreement (defined below). Through September 30, 2017, we reimbursed our advisor for $3,457,416 of deferred offering costs and expenses, which have been included as a deduction to our NAV calculation in a pro rata amount on a daily basis since these reimbursements began in January 2014. The deferred costs and expenses above additionally includes $2,349,798 in estimated trailing fees that will be deducted from the NAV on a daily basis as and when they become payable to Deutsche AM Distributors, Inc., or the dealer manager.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different NAV per share. Accordingly, with respect to our NAV per share, we can provide no assurance that:

•	a stockholder would be able to realize this NAV per share upon attempting to resell his or her shares;

•
we would be able to achieve, for our stockholders, the NAV per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company; or

•	the NAV per share, or the methodologies relied upon to estimate the NAV per share, will be found by any regulatory authority to comply with any regulatory requirements.

Furthermore, the NAV per share was calculated as of a particular point in time. The NAV per share will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities, and attributes specific to the properties and leases within our portfolio.

Funds from Operations and Modified Funds from Operations

We believe that funds from operations, or FFO, and modified funds from operations, or MFFO, in combination with net loss and cash flows from operating activities, as defined by GAAP, are useful supplemental performance measures that we use to evaluate our operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net loss or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information, and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations. In addition, other REITs may define FFO and similar measures differently and thus choose to treat certain accounting line items in a manner different from us due to differences in investment and operating strategy or for other reasons.

FFO

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO is a non-GAAP supplemental financial performance measure that excludes certain items such as real estate-related depreciation and amortization and the impact of certain non-recurring items such as realized gains and losses on sales of real estate. We believe FFO is a meaningful supplemental financial performance measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assume that the value of real estate assets diminishes predictably over time. Additionally, realized gains and losses on sales of real estate generally occur infrequently. As a result, excluding these items from FFO aids our analysis of our ongoing operations. We use FFO as an indication of our operating performance and as a guide to making decisions about future investments.

MFFO

As defined by the Investment Program Association, or IPA, MFFO is a non-GAAP supplemental financial performance measure used to assist us in evaluating our operating performance. We believe that MFFO is helpful as a measure of ongoing operating performance because it excludes costs that management considers more reflective of investing activities and other non-operating items included in FFO. Compared to FFO, MFFO additionally excludes items such as acquisition-related costs, non-cash amounts related to straight-line rent and amortization of above- and below-market lease intangibles. In addition, there are certain other MFFO adjustments as defined by the IPA that are not applicable to us at this time and are not included in our presentation of MFFO. We believe that excluding acquisition costs from MFFO provides investors with supplemental performance information that is consistent with our analysis of the operating performance of our portfolio over time, including periods after our acquisition stage.

We use FFO and MFFO, among other things: (i) to evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) as metrics in evaluating our ongoing distribution policy. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with these same performance metrics used by us in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate MFFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of MFFO.

The following unaudited table presents a reconciliation of net loss to FFO and MFFO:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(988,346)	$(1,240,198)	$(1,927,785)	$(3,656,138)

Real estate related depreciation	1,085,483	920,562	3,253,971	2,740,942
Real estate related amortization	933,854	2,946,851	2,794,203	5,860,724
NAREIT defined FFO	1,030,991	2,627,215	4,120,389	4,945,528

Additional adjustments:
Acquisition expenses	—	158,762	—	158,762
Straight line rents, net of related reserves	(67,638)	(121,939)	(450,710)	(210,205)
Amortization of above- and below-market lease intangibles, net	(63,878)	(1,578,617)	(191,634)	(1,750,709)
Amortization of lease incentive	26,122	—	77,516	—
IPA defined MFFO	$925,597	$1,085,421	$3,555,561	$3,143,376

Liquidity and Capital Resources

Our primary needs for liquidity and capital resources are to fund our investments in accordance with our investment strategy and policies, make distributions to our stockholders, redeem shares of our common stock pursuant to our redemption plan, pay our offering and operating fees and expenses and pay interest on any outstanding indebtedness.

Over time, we generally intend to fund our cash needs for items, other than asset acquisitions, from operations. Our cash needs for acquisitions will be funded primarily from the sale of shares of our common stock in our offerings, and the amount we may raise in such offerings is uncertain. We commenced our follow-on offering on July 12, 2016. We intend to contribute any additional net proceeds from our offerings that are not used or retained to pay the fees and expenses attributable to our operations to our operating partnership. Since our inception through September 30, 2017, we raised $116,042,771 from the sale of shares of our common stock, of which $10,200,000 of our Class I shares were purchased by RREEF America.

We may also satisfy our cash needs for acquisitions through the assumption or incurrence of debt. On March 6, 2015, we entered into a secured revolving line of credit with Wells Fargo Bank, National Association, which we refer to as the Wells Fargo line of credit. The Wells Fargo line of credit has a three-year term with two one-year extension options exercisable by us upon satisfaction of certain conditions and payment of applicable extension fees. The first extension option becomes exercisable in November 2017. The interest rate under the Wells Fargo line of credit is based on the 1-month LIBOR with a spread of 170 to 190 basis points depending on the debt yield as defined in the agreement. The Wells Fargo line of credit has a current capacity of $100,000,000, and we have the option to expand the Wells Fargo line of credit up to a maximum capacity of $150 million upon satisfaction of specified conditions. Each requested expansion must be for at least $25 million and may result in the Wells Fargo line of credit being syndicated. As of September 30, 2017, the outstanding balance and interest rate were $64,500,000 and 2.93%, respectively.

The Wells Fargo line of credit has as co-borrowers certain of the wholly owned subsidiaries of our operating partnership, with the Company serving as the guarantor. At any time, the borrowing capacity under the Wells Fargo line of credit is based on the lesser of (1) an amount equal to 65% of the aggregate value of the properties in the collateral pool as determined by lender appraisals, (2) an amount that results in a minimum debt yield of 11% based on the in-place net operating income of the collateral pool as defined or (3) the maximum capacity of the Wells Fargo line of credit. Proceeds from the Wells Fargo line of credit can be used to fund acquisitions, redeem shares pursuant to our redemption plan and for any other corporate purpose. As of September 30, 2017, our maximum borrowing capacity was $80,357,195. The Wells Fargo line of credit agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including that there must be at least five properties in the collateral pool at all times, and the collateral pool must also meet specified concentration provisions, unless waived by the lender. In addition, the guarantor must meet tangible net worth hurdles. As of September 30, 2017, we were in compliance with all covenants.

On March 1, 2016, we, through an indirect wholly-owned subsidiary as borrower, entered into a credit agreement providing for a $14,500,000 secured, fully non-recourse loan with Nationwide Life Insurance Company, or Nationwide. The Nationwide loan is secured by The Flats at Carrs Hill, our 138 unit student housing apartment property in Athens, Georgia. The interest rate for the Nationwide loan is fixed at 3.63% with interest-only payments for the full term of the loan. The maturity date of the Nationwide loan is March 1, 2026 with no extension options. The Nationwide loan permits voluntary prepayment of the full amount of the loan at any time subject to payment of the applicable prepayment premium, which is (a) the greater of a yield maintenance calculation or 1.0% of the principal amount outstanding for prepayments occurring up to and including the 96th month of the term, (b) 2.0% of the principal amount outstanding for prepayments occurring during months 97 through 102 of the term, or (c) 1.0% of the principal amount outstanding for prepayments occurring during months 103 through 114 of the term. The Nationwide loan is prepayable at par during the last six months of the term. Additionally, the Nationwide loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Nationwide's sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the loan. Proceeds of $14,500,000 were applied to our Wells Fargo line of credit. Prior to closing of the Nationwide loan, The Flats at Carrs Hill served as additional collateral under the Wells Fargo line of credit.

On December 1, 2016, we, through an indirect wholly-owned subsidiary as borrower, entered into a credit agreement with Hartford Life Insurance Company, or Hartford. Proceeds of $13,000,000 obtained from Hartford were used to repay outstanding balances under the Wells Fargo line of credit, thereby releasing Commerce Corner from the Wells Fargo line of credit. The Hartford loan is a secured, fully non-recourse loan with a term of seven years and no extension options. The Hartford loan carries a fixed interest rate of 3.41% with interest-only payments for the first 24 months of the term, followed by principal and interest payments for the remainder of the term, based upon a 30-year amortization schedule.

In the future, as our assets increase, it may not be commercially feasible or we may not be able to secure an adequate line of credit to fund acquisitions, redemptions or other needs. Moreover, actual availability may be reduced at any given time if the values of our real estate or our marketable securities portfolio decline.

Expense Payments by Our Advisor

In connection with our advisory agreement, RREEF America agreed to pay all of our organization and offering costs through January 3, 2013, and certain of our organization and offering costs through January 3, 2014, all of which were incurred on our behalf and which we refer to as the Deferred O&O. These costs amounted to $4,618,318. The total of the Deferred O&O is being reimbursed to RREEF America on a pro rata basis over a 60-month period that began January 3, 2014 and is scheduled to end in December 2018. However, such reimbursements will be limited to a cumulative amount that does not cause our total organization and offering costs to exceed 15% of the gross proceeds raised from our initial offering at any time. As of September 30, 2017, the total Deferred O&O paid by our advisor did not cause us to exceed the foregoing 15% limit. During the nine months ended September 30, 2017, we reimbursed RREEF America for $690,473 of Deferred O&O, and we have made total reimbursements to RREEF America of $3,457,416 against the Deferred O&O through September 30, 2017.

Also pursuant to the advisory agreement, RREEF America is entitled to reimbursement of certain costs incurred by RREEF America or its affiliates. Costs eligible for reimbursement include most third-party operating expenses, salaries and related costs of its employees who perform services for us (but not those employees for which RREEF America earns a separate fee or those employees who are our executive officers) and travel related costs for its employees who incur such costs on our behalf. We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitations described below regarding the 2%/25% guidelines as defined in our advisory agreement. As of September 30, 2017, we owed $76,210 to our advisor for such costs.

On May 29, 2013, we entered into an expense support agreement with our advisor, which was amended and restated most recently on January 20, 2016, which we refer to as the expense support agreement. Pursuant to the terms of the expense support agreement, our advisor has incurred expenses related to our operations in addition to the Deferred O&O, which we refer to as expense payments. These expense payments included, without limitation, expenses that are organization and offering costs and operating expenses under the advisory agreement. Our advisor agreed to incur these expense payments until the earlier of (1) the date we surpassed $200,000,000 in aggregate gross proceeds from our offering or (2) the date the aggregate expense payments by our advisor exceed $9,200,000. As of December 31, 2015, our advisor had incurred $9,200,000 in expense payments. While we received expense support, we continued to incur and pay certain fees and property level expenses, including acquisition-related expenses and interest expense on borrowed funds secured by properties. In addition, commencing with the fourth calendar quarter of 2014, we, as opposed to our advisor, began to incur and pay certain operating expenses, subject to certain limits, which were not treated as expense payments and for which we were not entitled to reimbursement from our advisor.

As the expense payment limit had been reached, pursuant to the expense support agreement, in January 2016 the reimbursement provisions were triggered. As such, we commenced making reimbursement payments to our advisor at the rate $250,000 per quarter, subject to adjustment as described in the expense support agreement. During the first quarter of 2016, we reimbursed $250,000 to our advisor under the expense support agreement. On April 25, 2016, we and our advisor entered into a letter agreement that amended certain provisions of the advisory agreement and the expense support agreement, which we refer to as the ESA letter agreement. The ESA letter agreement provides, in part, that our obligations to reimburse our advisor for expense payments under the expense support agreement are suspended until the first calendar month following the month in which we have reached $500 million in offering proceeds from our offerings, which we refer to as the ESA commencement date. We currently owe $8,950,000 to our advisor under the expense support agreement. Beginning the month following the ESA commencement date, we will make monthly reimbursement payments to our advisor in the amount of $416,667 for the first 12 months and $329,166 for the second 12 months, subject to monthly reimbursement payment limitations described in the ESA letter agreement. In addition, pursuant to the ESA letter agreement, if RREEF America is serving as our advisor at the time that we or our operating partnership undertakes a liquidation, our remaining obligations to reimburse our advisor for the unpaid Deferred O&O under the advisory agreement and the unpaid monthly reimbursements under the expense support agreement shall be waived.

Limits on Expense Reimbursement

In all cases, reimbursement payments to our advisor will be subject to reduction as necessary in order to ensure that such reimbursement payment will not cause the aggregate organization and offering costs paid by us for an offering to exceed 15% of the gross proceeds from the sale of shares in such offering as of the date of the reimbursement payment, and such reimbursement payment will not adversely affect our ability to maintain our status as a REIT for federal tax purposes.

In addition to the reimbursement limitations for organization and offering costs, we are also limited in the amount of operating expenses that we may reimburse our advisor. Pursuant to our charter, we may reimburse our advisor, at the end of each fiscal quarter, for total operating expenses incurred by our advisor; provided, however, that commencing with the quarter ended June 30, 2014, which is the fourth full quarter after the quarter in which we made our first investment, we may not reimburse our advisor at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of our average invested assets or 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (which we refer to as the 2%/25% guidelines) for such four-quarter period. Notwithstanding the foregoing, we may reimburse our advisor for expenses in excess of the 2%/25% guidelines if a majority of our independent directors determine that such excess expenses, which we refer to as an excess amount, are justified based on unusual and non-recurring factors. For the four fiscal quarters ended September 30, 2017, our total operating expenses (as defined in our charter) were $3,166,863, which did not exceed the amount prescribed by the 2%/25% guidelines.

Pursuant to the expense support agreement, the amount of the reimbursement payment paid in any calendar quarter will not be aggregated with our cumulative operating expenses for any four consecutive calendar quarters that includes the calendar quarter in which such reimbursement payment is paid, and instead the amount of the unreimbursed expense payments comprising such reimbursement payment will have previously been aggregated with our total operating expenses for the four calendar quarter periods ending with the calendar quarter in which such expense payment was originally incurred, which we refer to as prior 2%/25% periods. If an unreimbursed expense payment incurred during a prior 2%/25% period exceeded the 2%/25% guidelines for such prior 2%/25% period, the amount of such excess will only be reimbursed pursuant to the expense support agreement to the extent that our independent directors previously approved such excess with respect to the applicable prior 2%/25% period. Our independent directors have approved the excess amount for every period of four consecutive quarters since we were first subject to this limitation for the four consecutive quarters ended June 30, 2014 through September 30, 2016. During the fiscal quarter ended March 31, 2017, our advisor reimbursed us for the excess amount related to the four fiscal quarters ended December 31, 2016. Our total operating expenses have not exceeded the 2%/25% guidelines for any four-quarter period ending in 2017.

We anticipate our offering and operating fees and expenses will include, among other things, the advisory fee that we pay to our advisor, the selling commissions, dealer manager and distribution fees we pay to the dealer manager, legal and audit expenses, federal and state filing fees, printing expenses, transfer agent fees, marketing and distribution expenses and fees related to appraising and managing our properties. We will not have any office or personnel expenses as we do not have any employees. Our advisor will incur certain of these expenses and fees, for which we may reimburse our advisor, subject to certain limitations. Additionally, our advisor may allocate to us out-of-pocket expenses in connection with providing services to us, including our allocable share of our advisor’s overhead, such as rent, utilities and personnel costs for personnel who are directly involved in the performance of services to us and are not our executive officers. Furthermore, our former dealer manager incurred certain bona fide offering expenses in connection with the distribution of our shares for which our former dealer manager was fully repaid in July 2016. Ultimately, total organization and offering costs incurred in a given offering will not exceed 15% of the gross proceeds from such offering. During our initial offering, our advisor paid on our behalf or reimbursed us for $8,589,137 in organization and offering costs and $5,229,181 in operating expenses. The total organization and offering costs paid by our advisor and the former dealer manager did not cause us to exceed the 15% limitation as of September 30, 2017 with respect to the initial offering. If, in future periods, the total organization and offering costs paid by our advisor and the dealer manager cause us to exceed the 15% limitation with respect to the initial offering, the excess would not be reflected on our consolidated balance sheet as of the end of such period. A similar limitation will apply to the total organization and offering costs incurred with respect to the follow-on offering. In such event, we may become obligated to reimburse all or a portion of this excess as we raise additional proceeds from our follow-on offering.

Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flow Analysis

Cash flow provided by operating activities during the nine months ended September 30, 2017 and 2016 was $2,857,601 and $3,704,255, respectively. This decrease is due to deferred leasing cost payments of $1,600,000 to Dick's Sporting Goods, Inc. in connection with its lease at Terra Nova Plaza. The payments represent reimbursements for improvements that Dick's Sporting Goods, Inc. made to the space. These improvements were classified as a lease incentive in accordance with GAAP and therefore the related cash outflows are classified as operating cash outflows rather than investing cash outflows. Increasing the cash flow from operating activities for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 were additional operating cash flows from Allied Drive acquired in September 2016 as well as higher cash rents resulting from new or renewed leases at higher rental rates and contractual rental rate increases. The operating cash flow increases were partially offset by decreases due to higher debt service costs as a result of higher debt balances and higher interest rates on the property specific loans. Cash interest expense was approximately $927,000 greater for the nine months ended September 30, 2017 than the nine months ended September 30, 2016.

Cash flow used in investing activities during the nine months ended September 30, 2017 and 2016 was $1,284,099 and $32,937,556, respectively. During the 2016 period, we acquired Allied Drive. The 2016 period also saw a net addition into our real estate securities portfolio of approximately $660,000 through sales and reinvestments, while in the 2017 period we invested an additional $1,000,000 into our real estate securities portfolio.

Cash flow used in financing activities was $626,858 for the nine months ended September 30, 2017. We received proceeds of $10,353,815 in our offerings and paid $2,305,716 in offering costs. Cash distributions to stockholders paid during the nine months ended September 30, 2017 were $3,862,541. Of the total distributions declared for the nine months ended September 30, 2017, $1,638,756 was reinvested via our distribution reinvestment plan. Additionally, we processed redemptions during the nine months ended September 30, 2017 that resulted in payments by us of $5,751,172, after deductions for any applicable 2% short-term trading discounts. Lastly, we made net repayments of $700,000 against our outstanding balance on the Wells Fargo line of credit.

For the nine months ended September 30, 2016, cash flow provided by financing activities was $29,530,145. We received proceeds of $23,050,771 in our offering. We paid $4,428,368 in offering costs inclusive of reimbursements to our advisor. We borrowed $36,100,000 from our Wells Fargo line of credit to finance the acquisition of Allied Drive in September 2016 and to fund redemptions. We originated a property specific loan for $14,500,000 from Nationwide on The Flats at Carrs Hill and used the proceeds along with proceeds of our offering to repay $28,000,000 outstanding under the Wells Fargo line of credit agreement. In connection with the Nationwide loan, we paid $322,007 in financing costs. Cash distributions to stockholders paid during the nine months ended September 30, 2016 were $3,277,931. Of the total distributions declared for the nine months ended September 30, 2016, $1,368,305 was reinvested via our distribution reinvestment plan. Additionally, we processed redemptions during the nine months ended September 30, 2016 that resulted in payments by us of $9,460,625, after deductions for any applicable 2% short term trading discounts.

Distributions

Our board of directors authorized and declared daily cash distributions for each quarter which were payable monthly for each share of Class A, Class I and Class T common stock outstanding. Shown below are details of the distributions:

	Three Months Ended			Nine Months Ended September 30, 2017
	March 31, 2017	June 30, 2017	September 30, 2017
Distributions:
Declared daily distribution rate, before adjustment for class-specific fees	$0.00183555	$0.00183207	$0.00185445
Distributions paid or payable in cash	$716,755	$742,522	$772,986	$2,232,263
Distributions reinvested	518,614	541,538	578,604	1,638,756
Distributions declared	$1,235,369	$1,284,060	$1,351,590	$3,871,019

Net Cash Provided by Operating Activities:	$1,257,312	$836,845	$763,444	$2,857,601

Funds From Operations:	$1,625,824	$1,463,574	$1,030,991	$4,120,389

For the nine months ended September 30, 2017, we made payments of $1,600,000 to Dick's Sporting Goods, Inc. in accordance with its lease at Terra Nova Plaza to reimburse it for certain improvements it made to the space prior to opening its store. These improvements were classified as a lease incentive in accordance with GAAP and therefore the related cash outflows are classified as operating cash outflows rather than investing cash outflows, thereby reducing our cash flow from operations during the period. As a result, for the nine months ended September 30, 2017, our distributions were covered 73.8% by cash flow from operations and 26.2% by borrowings. We expect that we will continue to pay distributions monthly in arrears. Any distributions not reinvested will be payable in cash, and there can be no assurances regarding the portion of the distributions that will be reinvested. We intend to fund distributions from cash generated by operations. However, we may fund distributions from borrowings under our line of credit, from the proceeds of our offering or any other source. The payment of distributions from sources other than cash flow from operations or FFO may be dilutive to our NAV per share because it may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Redemptions

For details on our redemptions, please see Note 8 to our consolidated financial statements contained within this Form 10-Q.

Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider our critical accounting policies to be the policies that relate to the following concepts:

•Real Estate Investments and Lease Intangibles
•Investments in Marketable Securities

•Revenue Recognition
•Organization and Offering Expenses

A complete description of such policies and our considerations is contained in Note 2 ("Summary of Significant Accounting Policies") to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented by the most recent report on Form 10-Q. For the nine months ended September 30, 2017, we had no significant changes to our critical accounting policies.

Certain Accounting Pronouncements Effective in the Future

We refer you to Note 2 - Summary of Significant Accounting Policies in our consolidated financial statements for a discussion of the potential impact on us from certain accounting pronouncements that become effective in the future.

REIT Compliance and Income Taxes

We elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with the year ended December 31, 2013, and we believe that we have operated in such a manner to continue to be taxed as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax to the extent our income meets certain criteria and we distribute our REIT taxable income to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to (1) certain state and local taxes on our income, property or net worth and (2) federal income and excise taxes on undistributed income, if any income remains undistributed. Many of these requirements are highly technical and complex. We will monitor the business and transactions that may potentially impact our REIT status. If we were to fail to meet these requirements, we could be subject to federal income tax on our taxable income at regular corporate rates. We would not be able to deduct distributions paid to stockholders in any year in which we fail to qualify as a REIT. We will also be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

Off Balance Sheet Arrangements

As of September 30, 2017, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In connection with our line of credit, which has a variable interest rate, we are subject to market risk associated with changes in LIBOR. As of September 30, 2017, we had $64,500,000 outstanding under our Wells Fargo line of credit bearing interest at approximately 2.9%, representing approximately a 51.9% loan-to-cost ratio. At this balance, a change in the interest rate of 0.50% would result in a change in our interest expense of $322,500 per annum. In the future, we may be exposed to additional market risk associated with interest rate changes as a result of additional short-term debt, such as additional borrowings under our line of credit, and long-term debt, which, in either case, may be used to maintain liquidity, fund capital expenditures and expand our investment portfolio. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We intend to manage market risk associated with our variable-rate financing by assessing our interest rate cash flow risk through continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.

We may be exposed to credit risk, which is the risk that the counterparty will fail to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We are not currently a party to any such derivative contracts.
We will be exposed to financial market risk with respect to our marketable securities portfolio. Financial market risk is the risk that we will incur economic losses due to adverse changes in equity security prices. Our exposure to changes in equity security prices is a result of our investment in these types of securities. Market prices are subject to fluctuation and, therefore, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market prices of a security may result from any number of factors, including perceived changes in the underlying fundamental characteristics of the issuer, the relative price of alternative investments, interest rates, default rates and general market conditions. In addition, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold. We do not currently engage in derivative or other hedging transactions to manage our security price risk. As of September 30, 2017, we owned marketable securities with a value of $9,805,875. While it is difficult to project what factors may affect the prices of equity securities and how much the effect might be, a 10% change in the value of the marketable securities we owned as of September 30, 2017 would result in a change of $980,588 to the unrealized gain on marketable securities.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our chief executive officer and chief financial officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of September 30, 2017, were effective to ensure that information required to be disclosed by us in this Quarterly Report is recorded, processed, summarized and reported within the time periods specified by the rules and forms promulgated under the Exchange Act and is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosures.

Internal Control over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d -15(f) of the Exchange Act) during the three months ended September 30, 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS
As of September 30, 2017, there were no material pending legal proceedings.
ITEM 1A. RISK FACTORS

We refer you to the risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017. Subsequent to this filing, there have been no material changes to our risk factors.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Unregistered Sales of Equity Securities

During the period covered by this Quarterly Report, we did not sell any equity securities that were not registered under the Securities Act.

Share Redemption Plan

On November 27, 2012 we adopted a share redemption plan whereby on a daily basis stockholders may request that we repurchase all or a portion of their shares of common stock. The redemption price per share is equal to our NAV per share of the class of shares being redeemed on the date of redemption. The total amount of redemptions in any calendar quarter will be limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) is equal to 5% of our combined NAV for all classes of shares as of the last day of the previous calendar quarter. In addition, if redemptions do not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter and not any subsequent quarter, except that the maximum amount of redemptions during any quarter may never exceed 10% of the combined NAV for both classes of shares as of the last day of the previous calendar quarter. While there is no minimum holding period, shares redeemed within 365 days of an investor's initial date of purchase will be redeemed at our NAV per share of the class of shares being redeemed on the date of redemption, less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption. Our board of directors has the discretion to suspend or modify the share redemption plan at any time.

The following tables set forth information regarding our redemption of shares of our common stock during the three months ended September 30, 2017. The weighted average redemption prices are shown before allowing for any applicable 2% short-term trading discounts.

Three Months Ended September 30, 2017	Shares	Weighted Average Share Price
Class A	89,747	$13.48
Class I	179,284	13.59
Class T	—	—

We funded these redemptions with cash flow from operations, proceeds from our offerings or borrowings on our line of credit.

The following table sets forth information regarding redemptions of shares of our common stock during the three months ended September 30, 2017. As of September 30, 2017, we had no unfulfilled redemption requests.

Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Pursuant to the Program (1)
July 1 - July 31, 2017	29,436	$13.48	29,436	(1)
August 1 - August 31, 2017	84,754	$13.51	84,754	(1)
September 1 - September 30, 2017	154,841	$13.59	154,841	(1)
(1) Redemptions are limited as described above.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit No.	Description
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*
Certification of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ James N. Carbone
Name:	James N. Carbone
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 13, 2017